     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 1997

                                                      REGISTRATION NO. 333-12979
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 VOICENET, INC.
            (Exact names of registrant as specified in its charter)

           DELAWARE                          7372                  13-3896031
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employee
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                              380 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10168
                                 (212) 399-6688
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 MR. FRANK CARR
                                 VOICENET, INC.
                        380 LEXINGTON AVENUE, SUITE 517
                            NEW YORK, NEW YORK 10168
                                 (212) 399-6688

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

      DAVID E. FLEMING, ESQ.               ANDREW J. BECK, ESQ.
  Epstein, Becker & Green, P.C.              Haythe & Curley
         250 Park Avenue                     237 Park Avenue
     New York, New York 10177            New York, New York 10017
          (212) 351-4925                      (212) 880-6010

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED MAXIMUM       PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   AMOUNT TO           OFFERING PRICE            AGGREGATE
        SECURITIES TO BE REGISTERED             BE REGISTERED(1)          PER UNIT(1)         OFFERING PRICE(1)
Common Stock, $.01 par value................        1,875,000                $8.00               $15,000,000
Underwriter's Warrants to purchase Shares
  (2).......................................         187,500                 $.01                  $1,875
Common Stock, $.01 par value (3)............         187,500                 $8.80               $1,650,000
Total.......................................        2,250,000


           TITLE OF EACH CLASS OF                   AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTRATION FEE
Common Stock, $.01 par value................        $4,545.46
Underwriter's Warrants to purchase Shares
  (2).......................................          $0.57
Common Stock, $.01 par value (3)............         $500.03
Total.......................................       $5,046.03*

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(b).

(2) Together with such indeterminate number of additional securities as may be issued pursuant to the anti-dilution provisions of the Underwriter's Warrants pursuant to Rule 416(a).

(3) Issuable upon exercise of the Underwriter's Warrants.

*   Previously paid
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 VOICENET, INC.



                       A MINIMUM OF 750,000 SHARES UP TO
                 A MAXIMUM OF 1,875,000 SHARES OF COMMON STOCK

                             ---------------------


    Voicenet, Inc., a Delaware corporation (the "Company"), hereby offers a minimum of 750,000 Shares ("Minimum Offering") up to a maximum of 1,875,000 Shares ("Maximum Offering") (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock") for a price of $8.00 per Share. Grady and Hatch & Company, Inc. will act as the underwriter (the "Underwriter") on behalf of the selected dealers (the "Underwriting Syndicate") on a "best efforts", 750,000 Shares or none basis.



    Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that such a market will develop for any of such securities after the completion of this offering. The offering price of the Common Stock has been arbitrarily determined by the Company and the Underwriter, and bears no relationship to the Company's assets, book value, or other generally accepted criteria of value. The Shares are being offered on a "best efforts", 750,000 Shares or none basis by the Company through the Underwriting Syndicate. In the event that a minimum of 750,000 Shares are not subscribed and sold by 90 days plus 10 business days following the date of this Prospectus (the "Offering Period"), then no Shares will be sold. The maximum number of Shares that may be sold is 1,875,000 Shares. For additional information regarding the factors considered in determining the initial public offering price of the Common Stock, see "Risk Factors" and "Underwriting." Upon completion of this offering, the Company anticipates that the Common Stock will be quoted on the NASDAQ SmallCap Market under the symbol "VNET."

                            ------------------------


   THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF
      THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" (PAGE 6) AND "DILUTION."

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                    SELLING           PROCEEDS TO
                                                            PRICE TO PUBLIC      COMMISSIONS(1)      COMPANY(2)(3)
Per Share................................................        $8.00               $0.72               $7.28
Minimum Offering (750,000 Shares)........................      $6,000,000           $540,000           $5,460,000
Maximum Offering (1,875,000 Shares)......................     $15,000,000          $1,350,000         $13,650,000

(1) Does not include additional compensation to the Underwriter in the form of a non-accountable expense allowance equal to 2 1/2% of the gross proceeds of this offering. For indemnification arrangements with the Underwriting Syndicate and additional compensation payable to the Underwriter, see "Underwriting."

(2) Before deducting estimated offering expenses, including the Underwriter's
    2 1/2% non-accountable expense allowance of $583,315 payable by the Company.

(3) Used as a basis for calculating the selling commissions with respect to the Shares.

    The Shares are being offered by the Underwriting Syndicate on a "best efforts", 750,000 Shares or none basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriter, and subject to its right to withdraw, cancel or modify this offering and to reject any order in whole or in part. In the event that the Minimum Offering of 750,000 Shares has not been sold by the end of the Offering Period, then none of the Shares will be sold. It is expected that delivery of certificates will be made at the offices of Grady and
Hatch & Company, Inc., New York, New York on or about         , 1997.
                            ------------------------

                        GRADY AND HATCH & COMPANY, INC.

                            INTERNATIONAL ADVISORS:
                             FAI INSURANCES LIMITED

                     MCDERMID ST. LAWRENCE SECURITIES, INC.

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS REFLECTS A 2,500-FOR-1 SPLIT OF THE COMMON STOCK OF THE COMPANY EFFECTED ON SEPTEMBER 17, 1996. INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH IN THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

    Voicenet, Inc. (the "Company" or "Voicenet"), a Delaware corporation, was recently established for the marketing and distribution of high vocabulary, continuous speech, voice recognition systems and of digital audio reporting, transcription, storage, archiving and retrieval systems (collectively, the "Voice Systems"). The products and technologies to be marketed by the Company are the result of research and development conducted by Southern Group Limited ("Southern") and Philips Electronics, N.V. ("Philips"). Southern is a publicly owned Australian corporation listed on the Australian Stock Exchange. Philips is a multi-national corporation based in the Netherlands which has traditionally been in the forefront of the dictation and recording markets world-wide.


    The Company has recently acquired from Southern pursuant to a Technology Transfer Agreement dated as of August 1, 1996 (the "Technology Transfer Agreement") the exclusive rights for the North, Central and South American markets (the "Territory") to the latest version of the technology developed by Southern relating to the voice products and the Voice Systems, including the right to manufacture and market Southern's latest version of (i) digital audio reporting, transcription, archiving and retrieval systems known as COURTSMART-TM-, COURTSCRIPT-TM- and VOICESCRIPT-TM- for the court recording industry (collectively the "Court Reporting Systems"); (ii) high vocabulary, continuous speech, voice recognition digital recording, transcription, archiving and retrieval for voice-to-text recordkeeping in the medical industry known as RADTALK-TM-, MEDTALK-TM- and PSYCHTALK-TM- (collectively the "Medical Recordkeeping Systems"); (iii) digital audio products and technologies for the broadcasting industry; and (iv) Southern's current and future digital voice-to-text audio products developed to exploit the markets for continuous, speech recognition and automatic transcription technology (collectively, the "Technology").



    Pursuant to the terms of the Technology Transfer Agreement, Southern transferred the Technology and related rights to the Company for the purchase price of $4,500,000. The Company paid the purchase price by issuing its Promissory Note in the amount of $4,500,000, which is payable as follows: (a) $2,500,000 upon the earlier of October 31, 1997 or the completion of this Offering by the Company, (b) $1,000,000 upon the earlier of October 31, 1997 or the installation of the first COURTSMART-TM- system by the Company in the United States, and (c) $1,000,000 on October 31, 1997. Southern currently holds a controlling interest and will continue after this offering to hold a controlling interest in the Company. Additionally the Company's President and Chief Executive Officer is also the Managing Director and Chief Executive of Southern. See "Business--Technology Transfer Agreement; "Management".


    The Technology and products acquired by the Company under the Technology Transfer Agreement embrace two main voice technologies: (i) digital voice compression, storage and retrieval, and (ii) speech recognition.

    Philips has developed a large vocabulary (i.e., having a 64,000 word capacity), continuous speech (i.e., unbroken speech) recognition engine (the "Philips Engine") which can process speech from normal parlance. Southern is the developer of proprietary continuous digital voice compression, storage and retrieval systems and speech recognition systems and software which incorporate the Philips Engine. In April and October, 1996, Southern signed technology licensing and development agreements with Philips for the product development, integration, marketing and distribution by Southern of a large vocabulary continuous speech recognition system using the Philips Engine.

    Although there can be no assurance, the advances facilitated by the amalgamation of the Technology developed by Southern utilizing the Philips Engine are expected by the Company to have a significant impact on the interactivity aspect of the computer industry, where continuous large vocabulary speech can such be processed and transcribed by voice activation. The Company believes using such Technology both the audio and transcribed material will be archived and retrieved on and from the same storage medium in a totally synchronous manner.



    While speech recognition technology has been available for several years in various limited applications, the Company believes two of the major limitations of speech recognition technology to date have been (i) that the speech recognition systems could only facilitate "discrete" speech (i.e., pauses are required between the words spoken) and (ii) speaker dependence whereby there is a requirement for each individual user to train the system to ensure an acceptable level of recognition. The Company believes that these limitations have made the adoption of the speech recognition technology slow and isolated. Although management believes that there is great potential for the use of speech recognition not only as an enhancement for traditional applications such as in the court reporting and medical recordkeeping contexts, but also as an enabling technology for new applications such as immediate transcription of voice-to-text for the hearing impaired or for individual personal computer users, these earlier limitations of the technology severely hindered the feasibility and effectiveness and, consequently, the market penetration of speech recognition. Although there can be no assurance, the Company believes that the implications of such a continuous speech recognition system are (i) the significantly greater market penetration through higher levels of acceptance of the technology, and
(ii) new markets, for which discrete speech systems are too limiting, opening up the market for speech recognition applications.



    The Company's objective is to become a leader in the marketing of the Voice Systems. The Company's strategy is to (i) establish a sales force to market the Court Reporting Systems to court administrators, (ii) obtain marketing partners and distributors which already have a significant presence in the field for the marketing of its Medical Recordkeeping Systems to hospitals, physicians and physician practice management groups and (iii) obtain marketing partners and licensees for the sales and distribution of its voice systems to other applications and field of use.


                                  RISK FACTORS


    The shares of Common Stock offered hereby involve a high degree of risk, including but not limited to the Company's lack of operating history, early stage product commercialization; dependence on new products and technologies; uncertainty of market acceptance of its products; conflicts of interest between the Company and Southern, the transferor of the Technology and the payee of the $4.5 million Promissory Note, and conflicts between Mr. Frank Carr who is the President and Chief Executive Officer of the Company and the Managing Director of Southern whose employment agreement with the Company, having an annual salary of $180,000, will commence upon the closing of the offering and does not obligate him to devote his full time to the Company; dependence on marketing partners; potential adverse effect of competition and technological change; limited manufacturing experience; dependence on a sole source supplier; dependence on patents, trade secrets and proprietary rights; future capital needs and uncertainty of additional financing; dependence upon key personnel; product liability exposure and potential unavailability of insurance; control by existing stockholders; anti-takeover provisions; broad discretion in application of proceeds; no prior public market for the Common Stock; substantial number of shares eligible for future sale; potential adverse impact on future market price from sales of shares; absence of dividends; principal shareholders, officers and directors of the Company and their affiliates may purchase up to 10% of the Offering in order to attain the Minimum Offering of 750,000 shares; and dilution to investors. See "Risk Factors" for a more complete discussion of risk factors which should be considered by potential investors.


    The Company's principal business address is 380 Lexington Avenue, Suite 517, New York, New York 10168, and its telephone number is (212) 399-6682.

                                  THE OFFERING


Common Stock being Offered......  A minimum of 750,000 Shares ($6,000,000) and a maximum of
                                  1,875,000 Shares ($15,000,000).

Price Per Share.................  $8.00 Per Share.

Common Stock to be Outstanding
  after Offering(1).............  4,375,000 shares of Common Stock if the Maximum Offering is sold and 3,250,000 Shares of Common Stock if the
                                  Minimum Offering is sold.

Use of Proceeds.................  For payment of Promissory Note issued to Southern upon the
                                  Technology acquisition, for working capital, management
                                  consulting services, general corporate purposes and for
                                  sales and marketing. See "Use of Proceeds."

Terms of Offering...............  Offering Proceeds will be deposited by the Underwriter and held in escrow at Chase Manhattan Bank, N.A., until the
                                  earlier of the closing of the offering or the termination
                                  of the Offering Period. If a minimum of $6,000,000 of the
                                  offering is not subscribed during the Offering Period, all funds received will be promptly be refunded to subscribers without deduction therefrom and without interest thereon.
                                  See "Underwriting."

Proposed NASDAQ SmallCap Market
  System Symbol.................  VNET


------------------------

(1) Does not include (a) up to 187,500 Shares issuable upon exercise of the Underwriter's Warrants for a price of $8.80 per Share, or (b) shares of Common Stock issuable upon the exercise of director's options issued to each director to acquire 50,000 shares of Common Stock for a price of $1.00 per share exercisable over a period ending December 31, 2002.

                         SUMMARY FINANCIAL INFORMATION

    Voicenet, Inc. was organized on April 2, 1996. The Company is a development stage company and has no revenues or operating history. The summary financial information set forth below should be read in conjunction with the Company's financial statements and accompanying notes, appearing elsewhere in this Prospectus. The Company's fiscal year ended December 31.

STATEMENT OF OPERATIONS DATA:

                                                                   DECEMBER 31, 1996
                                                                   -----------------
Revenue..........................................................         --
Income (Loss) from Operations....................................       $(725)
Net Income (Loss)................................................       $(725)
Income (Loss) Per Share..........................................        $.00
Weighted Average Shares Outstanding..............................      2,500,000

                                                                                  DECEMBER 31, 1996
                                                                    ----------------------------------------------
                                                                       ACTUAL
                                                                    ------------          AS ADJUSTED (3)
                                                                                  --------------------------------
                                                                                                     MAXIMUM (2)
                                                                                    MINIMUM (1)       1,875,000
                                                                                  750,000 SHARES       SHARES
BALANCE SHEET DATA:
  Current Assets..................................................  $      8,970   $     385,655    $   8,350,655
  Total Assets....................................................  $  4,623,324   $   5,000,009    $  12,965,009
  Current Liabilities.............................................  $  4,599,029   $      99,029    $      99,029
  Stockholders' Equity............................................  $     24,295   $   4,900,980    $  12,865,980

------------------------

(1) Gives effect to the sale of the 750,000 shares of Common Stock offered hereby at the initial public offering price of $8.00 per share, and initial application of the estimated net proceeds of $4,876,685.

(2) Gives effect to the sale of the 1,875,000 shares of Common Stock offered hereby at the initial public offering price of $8.00 per Share, and initial application of the estimated net proceeds of $12,841,685.

(3) After the payment of all estimated offering expenses, (including the Representative's 2 1/2% non-accountable expense allowance) and payment of the Promissory Note in the amount of $4,500,000 due on account of the purchase of the Technology under the Technology Transfer Agreement. See "Use of Proceeds". Assumes no exercise of the Underwriter's Warrants. See "Underwriting."

                                  RISK FACTORS

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, INCLUDING, BUT NOT LIMITED TO, THE SEVERAL FACTORS DESCRIBED BELOW. THESE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A LOSS OF THEIR ENTIRE INVESTMENT. INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.


NEW VENTURE--NO OPERATING HISTORY, SUBSTANTIAL DOUBT ABOUT ABILITY TO CONTINUE
  AS GOING CONCERN WITHOUT FINANCING FROM THIS OFFERING



    Voicenet, Inc. is a development stage company, incorporated on April 2, 1996 in the State of Delaware. Its proposed operations are subject to all the problems, expenses, delays and other risks inherent in the establishment of a new business enterprise without an operating history, as well as the problems inherent in developing and marketing a new product/service and in establishing a name and business reputation. The likelihood of the success of the Company must also be considered in connection with the rapidly and continually changing technology and the competitive environment in which the Company will operate. The planned commencement of operations is dependent upon the proceeds of this offering. See "Business" and "Financial Statements." There can be no assurance that the Company's operations will result in its becoming or remaining economically viable. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by any company in a developmental stage, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated regulatory compliance, marketing problems and intense competition that may exceed current estimates. The Company has had no revenues to date and, as a result of the start-up nature of the Company's business and the fact that it has not yet commenced operations, the Company will likely sustain operating losses for an indeterminate time period. As discussed in the report of the Company's independent auditors included in this Prospectus, unless the Company is able to generate revenues or obtain financing through this offering or another means in the near future, the operations of the Company in its development phase raise substantial doubt about the ability of the Company to continue as a going concern. There can be no assurance that the operations of the Company will ever be competitive or profitable.


POSSIBLE NEED FOR ADDITIONAL FINANCING

    The Company is dependent on and intends to use the proceeds of this offering to implement its proposed product introduction and expansion. Based on currently proposed plans and assumptions relating to its operations, the Company anticipates that the proceeds of this offering, together with projected cash flow from operations and available cash resources, will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. However, if only the Minimum Offering is raised, after payment of the $4,500,000 Promissory Note, no amount is allocated for working capital. In the event that the Company's assumptions change or prove to be inaccurate or if the proceeds of this offering, cash flow and available cash resources prove to be insufficient to fund operations (due to unanticipated expenses, difficulties, problems or otherwise), the Company may be required to seek additional financing or curtail its expansion activities. The Company may in the future determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of continuing expansion. To the extent that the Company obtains equity financing or finances an acquisition with equity securities, any such issuance of equity securities could result in dilution to the interests of the Company's stockholders. Additionally, to the extent that the Company incurs additional indebtedness or issues debt securities in connection with an acquisition, the Company will be subject to risks associated with incurring substantial additional indebtedness including the possibility that cash flow may be insufficient to pay principal and interest on any such indebtedness. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. See "Use of Proceeds."

SUBSTANTIAL PORTION OF PROCEEDS ALLOCATED FOR REPAYMENT OF INDEBTEDNESS AND
  GENERAL CORPORATE AND WORKING CAPITAL PURPOSES


    Approximately 35% if the Maximum Offering is sold and 92% if the Minimum Offering is sold of the estimated proceeds from the sale of the Shares has been allocated for repayment of $4,500,000 the Promissory Note to Southern by the Company, and approximately 35% if the Maximum Offering is sold and 0% if the Minimum Offering is sold, of the estimated net proceeds from the sale of the Shares has been allocated to general corporate and working capital purposes. Proceeds allocated to general corporate and working capital purposes may be utilized at the discretion of the Board of Directors. As a result, investors will not know in advance how such proceeds will be utilized by the Company. See "Use of Proceeds."


EARLY STAGE OF MARKET DEVELOPMENT

    The speech technology market is at a relatively early stage of development. To date, the speech technology products that will be manufactured and marketed by the Company have only been incorporated in commercially available products on a limited basis. Acceptance of these technologies on a commercial basis will be dependent upon the development of the speech technology markets, the performance and price of the Company's products and customer reaction to these products. There can be no assurance that the speech technology market will develop further or that the Company's products will achieve any or significant market acceptance. See "Business--Industry Comparison of Technology."

DEPENDENCE ON ACCEPTANCE BY COURT ADMINISTRATORS

    Sales of the Company's Court Reporting System products on a commercial basis will be substantially dependent on acceptance by the court community. It is anticipated that court reporters which are generally unionized government employees will resist the introduction and implementation of electronic court reporting systems such as COURTSMART-TM-, COURTSCRIPT-TM- and VOICESCRIPT-TM-. There can be no assurance that the Company's proposed Court Reporting System products will be accepted in the court community, and the Company is unable to estimate the length of time it would take to gain such acceptance. See "Business."

UNCERTAINTY OF MARKET ACCEPTANCE--LACK OF MARKETING ARRANGEMENTS

    The Company has only recently commenced significant marketing activities, primarily through hiring sales personnel, and the distribution of promotional materials. Achieving market acceptance for the Company's products will require substantial marketing efforts and the expenditure of significant funds. There is no assurance that the Company will be able to create a successful marketing program, or that the Company's products can be sold in a manner that will permit the Company to achieve long range profitability, if ever. See "Business."

LIMITATIONS OF SCOPE FOR THE COMPANY'S PRODUCT LINE


    The Company intends to engage in the marketing and distribution of speech recognition systems and of Court Reporting Systems and Medical Recordkeeping Systems. The Company's success will be totally dependent on its ability to market its product line. The Company's current plans do not include any other potential sources of revenue. See "Business".


POSSIBLE PRODUCT OBSOLESCENCE


    The Company expects technological developments to continue at a rapid pace in the computer and communications industries, and there can be no assurance that technological developments will not cause the Company's Technology to be rendered obsolete. The Company's future success, if any, will be dependent upon its ability to remain competitive with others involved in the development, manufacture and marketing of similar products and technologies through its continued capability to design high quality products in a cost efficient and timely manner, of which there can be no assurance. See "Business."

NO ASSURANCE AS TO PROTECTION OF INTELLECTUAL PROPERTY; DEPENDENCE ON
  INTELLECTUAL PROPERTY

    Patents have been applied for by Southern in relation to the COURTSMART-TM-system and its components. No patents have, as yet, been issued but it is expected that patents will be issued. However, the Company's ability to compete effectively with other companies will depend, in part, on its ability to maintain the proprietary nature of its technologies. The Company also intends to rely on unpatented proprietary information and know-how, and there can be no assurance that others will not develop such information and know-how independently or otherwise obtain access to the Company's technology. Also, no assurance can be given that the Company's products will not infringe upon the patents of others, licenses to which may not be available to the Company. The computer software source codes which are essential elements of the Company's products, are proprietary trade secrets of the Company. The Company has attempted to protect the proprietary nature of this technology by reliance upon copyright laws, patents applied for, and contractual arrangements with its employees and customers, although it is questionable whether computer software and technology can be adequately protected by such means. In the event of any misappropriation, the Company may be without an effective legal remedy. There can be no assurance that the Company's competitors will not independently develop comparable or superior technologies. In the future, third parties may assert that the Company's or its licensor's products infringe their proprietary rights. Should litigation with respect to any such claims commence, such litigation could be extremely expensive and time consuming and could materially and adversely affect the Company's results of operations regardless of the outcome of the litigation. There can be no assurance that Southern will defend, or will be in a financial position to defend against third party infringements on their proprietary rights. See "Business--Intellectual Property."

DEPENDENCE UPON KEY PERSONNEL AND POSSIBLE CONFLICT OF INTEREST


    The success of the Company is substantially dependent upon existing management, all of whom devote only a portion of their time to the Company. These individuals may have conflicts between their responsibilities to the Company and to other entities with which they are affiliated. The directors or affiliates of the Company may in the future seek to exploit opportunities which the Company is not able to undertake because of limited capital. Frank Carr, the President, Chief Executive Officer and Chief Financial Officer will devote only a portion of his time to the Company as set forth in his Employment Agreement. Mr. Carr is also the Managing Director and Chief Executive Officer of Southern, which is the transferor of the Technology, and the payee of $4,500,000 Promissory Note. Mr. Carr's employment agreement with the Company having an annual salary of $180,000, will commence upon the closing of the offering. The loss of the services of Mr. Carr, as well as other key personnel, or any inability to attract and retain qualified personnel, may adversely affect the Company's business. The Company has not applied for key man life insurance on the life of Frank Carr and does not intend to. See "Management." Because of the nature of its business, the Company will be dependent upon its ability to attract and retain qualified personnel, including competition from companies with substantially greater resources than the Company. There is no assurance that the Company will successfully recruit or retain personnel of the requisite technical caliber or in adequate numbers to enable it to conduct its business as proposed. Mr. Carr may also have conflicts of interest if a dispute were to arise under the Technology Transfer Agreement or in connection with the payment of the Promissory Note. See "Management--Potential Conflict of Interest."


INITIAL RELIANCE ON SOLE MANUFACTURER AND SUPPLIER.

    The Company does not own or operate any manufacturing or production facilities. Southern, an Australian company which owns 63% of the Company, causes or provides for the manufacturing of three of the components required for the operation of the Voice Systems, including the Court Reporting Systems and Medical Recordkeeping Systems. Further, approximately 30% of the proceeds of the Maximum Offering and 75% of the Minimum Offering is being paid to Southern for the acquisition of the Technology from Southern. Should Southern terminate its relationship with the Company, there can be no assurance that the Company could obtain a satisfactory arrangement with another manufacturer on the same terms, i.e., price and credit terms. See "Business--Technology Transfer Agreement."

NO FEASIBILITY AND MARKETING STUDIES

    The Company's planned commencement of operations is being undertaken primarily on the basis of management's evaluation of market potential regarding its proposed operations in North, Central and South America.

PRODUCT DEVELOPMENT AND INTEGRATION

    The development of the Company's technology for its customers has required, and will continue to require, significant technical innovations. Once the Company has products such as the Court Reporting Systems or Medical Recordkeeping Systems, the Company must adapt that product to meet the specific requirements of the customer hardware or software in which it is to be integrated. There can be no assurance that the Company will be successful in developing new products or enhancing the performance of its existing products for customer use on a timely basis or within budget, if at all. Any such failure could materially and adversely affect the Company's technology and its business and prospects.

MANAGEMENT OF CHANGING BUSINESS

    Due to the level of technical and marketing expertise necessary to support its anticipated new customers, the Company must attract and retain highly qualified and well-trained personnel. There are a limited number of persons with the requisite skills to serve in these positions, and it may become increasingly difficult for the Company to hire such personnel. There can be no assurance that the Company will be able to have such personnel, and if so, on favorable terms. The Company's expansion may also significantly strain the Company's management, financial and other resources. The Company believes that improvements in management and operational controls and operations, financial and management information systems are needed to manage future growth, should it occur. The failure to implement such improvements could have a material adverse effect upon the Company. See "Management."

PRODUCTS RELIABILITY

    Most applications incorporating the Company's technologies are being developed or have only recently been introduced to the market. As a result of the limited period of use and the controlled environment in which most of the Company's technologies have been tested and used to date, there can be no assurance that they will meet their performance specifications under all conditions or for all applications. If any of the Company's technologies fail to meet such expectations, the Company may be required to enhance or improve that technology, and there can be no assurance that the Company would be able to do so on a timely basis, if at all. Any significant reliability problems could have a material adverse effect on the Company's business and prospects.

RAPID TECHNOLOGICAL CHANGE

    The market for speech technology products has been characterized by rapid technological change, frequent product introductions and evolving industry requirements. The Company believes that these trends will continue into the foreseeable future. The Company's success will depend, among other matters, upon its ability to enhance its existing products being acquired pursuant to the Technology Transfer Agreement and to successfully develop new products that meet increasing customer requirements and gain market acceptance. Achieving these goals will require continued substantial investment by the Company in product development and marketing. There can be no assurance that the Company will have sufficient resources to make these investments, that the Company will be successful in developing product enhancements or new products on a timely basis, if at all, or that the Company will be able to successfully market these enhancements and new products once developed. Further, there can be no assurance that the Company's products will not be rendered obsolete by new industry standards or changing technology. See "Business--Industry Comparison of Technology."

PRODUCTS LIABILITY AND OTHER CLAIMS

    The Company may be subject to substantial products liability costs if claims arise out of problems associated with the Company's products. The Company will seek to maintain products liability coverage for the benefit of the Company to protect the Company against such liabilities, but there can be no assurance that such arrangements can be made, or if made, will be effective to insulate the assets of the Company from such claims. The Company will attempt to maintain insurance against such contingencies, in scope and amount which it believes to be adequate; prior to selling its first products. However, there can be no assurance that such product liability insurance will be available, or if available, that it will adequately insure against such claim.

COMPETITION

    Competition in the continuous speech, voice recognition systems and digital audio technology market is intense. The Company faces competition from many companies in the United States and abroad, including a number of large companies and firms specialized in the development and production of systems. Most of the Company's competitors have substantially greater resources, greater operating experience, greater research and development and marketing capabilities and greater production capabilities than those of the Company. There can be no assurance that the Company's competitors will not develop voice recognition technologies and products that are more effective or less expensive than the Company's or which would render the Company's technology and products obsolete and noncompetitive.


    Although the Company is of the opinion that the speech recognition systems and Southern's latest revision of the Court Reporting Systems and Medical Recordkeeping Systems are at the forefront of their respective fields at the present time, there is no assurance that other companies with greater resources than the Company may not enter the field. The speech technology markets are extremely competitive and rapidly changing. A number of companies have already developed or are expected to develop speech technology products that will compete with the Company's products in North America. In particular, International Business Machines Corp. ("IBM") has recently introduced a voice recognition system for medical recordkeeping which has continuous voice recognition abilities and a reported 20,000 word vocabulary. Another such company, Karri Technologies Corp., is a licensee of Southern of the earlier version of certain components of COURTSMART-TM- in North America, which also has the non-exclusive right to use the name COURTSMART-TM- in connection with those components in North America. Many other competitors and potential competitors, including AT&T, Apple Computer, Inc., IBM, Microsoft Corporation, NEC Corp., Dictaphone, Philips, N.V., Texas Instruments Incorporated and Lernout and Hauspie, Inc. have substantially greater resources than the Company. The Company also competes with other smaller companies which have developed advanced speech technology products. Further, although the Company will have the exclusive right to the Technology from Southern in the Company's Territory, the Company does not have the exclusive right to the Philips Engine in such Territory. Consequently, it is possible that Philips or another Philips licensee could develop a combined product similar to Southern's Voice System Technology and market such voice recognition product in the areas encompassed by the Company's Territory from Southern. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with other parties to increase the abilities of their speech technology products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There is no assurance that the Company will be able to compete successfully. See "Business--Competition."


GENERAL ECONOMIC CONDITIONS

    The operations of the Company are subject to general economic conditions, particularly relating to government agency spending and payment practices. The risks would include governmental appropriations and budgeting, any potential restrictions imposed by governmental authorities, changes in federal, state, or local tax laws applicable to the Company, availability of skilled labor, availability of capital for future needs, purchasing habits and trends, etc. The Company may not have sufficient capitalization to survive lack of market acceptance and economic exigencies in general.

CONTROL TO BE RETAINED BY PRESENT SHAREHOLDERS


    Following the offering, the Company's present shareholders, together will have a majority of the Company's outstanding Common Stock and the ability to elect the Company's directors and to determine the outcome of corporate actions requiring shareholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. Southern, who has sold the Technology to the Company and is the payee of the $4.5 million Promissory Note, owns, and after this offering, will continue to own, a controlling interest in the Company. Further, Mr. Frank Carr, the Company's President, Chief Executive Officer and Chief Financial Officer is also the Managing Director and Chief Executive Officer of Southern. Numerous conflicts of interest could arise in the enforcement of the Technology Transfer Agreement and regarding payment of the Promissory Note between Southern and the Company in light of Southern's controlling interest in the common stock of the Company and Mr. Carr's dual roles as Chief Executive Officer of both companies. Accordingly, no person should purchase any of the Common Stock offered hereby unless he is willing to entrust existing management with all decision-making for the Company. Further, there is nothing to preclude any officer or director from resigning at any time and withdrawing from active participation in the business of the Company. The Company's Amended and Restated Certificate of Incorporation authorizes the Board of Directors to issue up to 1,000,000 shares of so-called "blank check" preferred stock, which, among other things, could allow the Board of Directors upon issuance to adversely affect the voting power of the holders of Common Stock. The Company has no plans, arrangements, understandings or commitments to issue preferred stock. See "Management"; "Principal Stockholders" and "Description of Securities."



POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SMALLCAP MARKET SYSTEM



    Upon completion of this offering it is expected that the Company's Common Stock will be approved for listing on the NASDAQ SmallCap Market. In order to continue to qualify for listing on the NASDAQ SmallCap Market, however a company must have, among other things, at least $2,000,000 in total assets, $1,000,000 in capital and surplus and a minimum bid price for its common stock of $1.00 per share. NASDAQ SmallCap Market has recently proposed new maintenance criteria which, if implemented, would eliminate the exception to the $1.00 per share minimum bid price and require, among other things, $2,000,000 in net tangible assets, $1,000,000 market value of the public float and adherence to certain corporate governance provisions. Upon completion of the offering, if the Company is thereafter unable to continue to satisfy the listing criteria under the NASDAQ rules, any listed security will be subject to delisting. In such an event, the Common Stock may not be eligible for continued listing on the NASDAQ SmallCap Market. If as a result of delisting, trading, if any, in the securities would be conducted on the over-the-counter market in what are commonly referred to as the "pink sheets," or in the "OTC Bulletin Board." If such result occurs, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock.



    In addition, if the Company's securities are not listed on NASDAQ SmallCap they are subject to a rule that imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). If the Common Stock were delisted from the NASDAQ SmallCap Market, and the Company's stock price should fall below $5.00 per share and no other exclusion from the definition of "penny stock" under the Securities Exchange Act of 1934, as amended (the "Exchange Act") is available, then the Company's Common Stock would be deemed "penny stock" and transactions in the Common Stock would be subject to the penny stock regulations which impose significant sales practice requirements on broker dealers, including (a) delivering to customers the Commission's standardized disclosure statement about "penny stocks", (b) providing to customers current bid and ask prices for the stock, (c) disclosing to customers the broker-dealer's and sales representative's compensation with respect to trades in the stock, and (d) providing to customers monthly account statements reflecting the stock's then current price. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to purchase. Consequently, the rule may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of stockholders to sell their securities in the secondary market. The loss of continued listing in the NASDAQ SmallCap Market System may also cause a decline in share price, loss of news coverage of the Company and difficulty in obtaining subsequent financing.


ISSUANCE OF ADDITIONAL SHARES.

    The Company is currently authorized to issue up to a total of 10,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. There are currently 2,500,000 shares of Common Stock outstanding.

    The Company's Board of Directors is authorized to issue preferred stock in one or more series and to fix the voting powers and the designations, preferences and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may further issue a series of preferred stock in the future that will have preference over the Common Stock with respect to the payment of dividends and proceeds from the Company's liquidation, dissolution or winding up or have voting or conversion rights which could adversely affect the voting power and percentage ownership of the holders of the Common Stock. The Company has no plans, arrangements, understandings or commitments to issue any preferred stock. However, the ability of the Company to issue such additional shares and the possible exercise of the Representative's Warrants may prove to be a hindrance to future financings by the Company since the holders of such Warrants may be expected to exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. Also, rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with, or sell its assets to, a third party, and the ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover of the Company, thereby preserving control of the Company by the current shqreholders. See "Description of Securities--Preferred Stock."

SHARES ELIGIBLE FOR FUTURE SALE.


    All of the 2,500,000 shares of Common Stock outstanding as of the date of this Prospectus are "restricted securities," as that team is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). None of the 2,500,000 outstanding shares will be eligible for resale until April 1997, unless they are registered or another exemption from registration is available. In general, under Rule 144 as recently modified, subject to the satisfaction of certain other conditions, a person (or persons whose shares are aggregated under the terms of Rule 144), including an affiliate of the Company, who has owned restricted shares of Common Stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale, as reported by all national securities exchanges on which the Common Stock is traded and/or the automated quotation system of a registered securities association, or an approved consolidated transaction reporting system. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market in the future may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

NO ASSURANCE OF PUBLIC MARKET; ARBITRARY DETERMINATION OF OFFERING PRICE; LACK
  OF PUBLIC MARKET FOR SECURITIES


    Prior to this offering, there has been no public market for the shares of Common Stock. The initial public offering price of the Shares has been arbitrarily determined by negotiations between the Company and the Underwriter and bears no relationship to such established valuation criteria such as assets, book value or prospective earnings.


IMMEDIATE SUBSTANTIAL DILUTION; DISPARITY OF CONSIDERATION


    This offering involves an immediate and substantial dilution of $7.88 per share if the Minimum Offering is sold and $6.12 if the Maximum Offering is sold, the respective differences between the pro forma net tangible book value per share after the offering of $.12 if the Minimum Offering is sold, and $1.88 if the Maximum Offering is sold at the initial public offering price of $8.00 per Share of Common Stock . The existing stockholders of the Company, including an affiliate of certain of its executive officers and directors, acquired their shares of Common Stock at prices substantially lower than the initial public offering price and, accordingly, new investors will bear substantially all of the risks inherent in an investment in the Company. See "Dilution."


ANTI-TAKEOVER PROVISIONS.

    Certain provisions of Delaware law, the Certificate of Incorporation and the Company's By-laws, as amended (the "By-laws"), could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. These provisions and the prohibition against certain business combinations could have the effect of delaying, deferring or preventing a change in control or the removal of existing management of the Company. See "Description of Securities."

SERVICE OF PROCESS IN AUSTRALIA.


    Certain of the Company's officers and directors are residents of Australia, and Southern Group Limited, the transferor of the Technology, is incorporated and has its principal place of business under the laws of Australia. Consequently, it might be difficult for investors or the Company to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in United States courts predicated upon the civil liability provisions of the Securities Act, or any other U.S. or individual state's laws or regulations. There is also substantial doubt whether an action could be brought in Australia in the first instance on the basis of liability predicated upon such law.


RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS.

    This Prospectus contains certain forward-looking statements regarding the plans and objectives of management for future operations, including plans and objectives relating to the development of the Company. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. The Company's plans and objectives are based on a successful execution of the Company's expansion strategy and assumptions that the Company will be profitable, that the industry will not change materially or adversely, and that there will be no unanticipated material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, particularly in view of the Company's early stage operations, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

DIVIDENDS

    The Company has never had income or earnings and has never paid cash dividends and it does not anticipate that it will pay cash dividends on its Common Stock or alter its dividend policy in the foreseeable future. The payment of dividends on the Common Stock by the Company will depend on its earnings and financial condition and such other factors as the Board of Directors of the Company may consider relevant. The Company currently intends to retain its earnings to assist in financing the development of its business. Investors who anticipate the need for dividends on their investments should refrain from purchasing any of the shares of Common Stock offered hereby.

NO FIRM COMMITMENT.


    This is a "best efforts" offering and there is no firm commitment on the part of anyone to purchase all or any part of this offering, and no assurance that any part of the offering will be sold. If the Minimum Offering is not sold during the Offering Period, the offering will terminate and any monies received from subscribers will be returned without interest thereon or deduction therefrom. In such event, subscribers will have lost the use of and interest on their funds during such Offering Period. Additionally, in order to reach the Minimum Offering of 750,000 shares, the principal shareholders, officers and directors of the Company and their affiliates may purchase up to 10% of the Offering. See "Underwriting."


    FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THESE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Common Stock offered hereby, after deducting offering expenses payable by the Company, are estimated at $4,876,685 if the Minimum Offering is subscribed ranging up to $12,841,685 if the Maximum Offering is subscribed. The Company presently intends to use the net proceeds over the 12 month period following this offering as follows:

APPLICATION OF PROCEEDS                                                      MINIMUM PROCEEDS    MAXIMUM PROCEEDS
--------------------------------------------------------------------------  ------------------  ------------------
Payment of Technology Note(1).............................................    $    4,500,000      $    4,500,000
Marketing activities and personnel........................................           200,000           1,980,000
Technical Consultants.....................................................           100,000             450,000
Facilities management and office administrations..........................            51,685             180,000
Warehouse assembly plant..................................................                 0             100,000
Purchase of components(2).................................................                 0             160,000
Corporate purposes(3).....................................................            25,000             100,000
Working capital...........................................................                 0           5,371,685
                                                                            ------------------  ------------------
Total.....................................................................    $    4,876,685      $   12,841,685

    The allocation of the net proceeds of the offering set forth above represents the Company's best estimate based upon its present plans. If any of these plans change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to other purposes.

------------------------

(1) Payment of Promissory Note to Southern under Technology Transfer Agreement. See "Certain Transactions."

(2) Components for initial inventory of systems.

(3) Includes anticipated audit and legal costs.

                                DIVIDEND POLICY

    To date, the Company has not declared or paid any dividends on its Common Stock and does not expect to declare or pay any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, if any, its capital requirements and financial condition and other relevant factors.

                                 CAPITALIZATION


    Set forth below is the capitalization of the Company as of December 31, 1996
(i) on an actual basis, and (ii) on an as adjusted basis to give effect on the net proceeds from the sale of the Minimum Offering and Maximum Offering after deduction of the estimated selling commissions and offering expenses payable by the Company.



                                                                                   AS ADJUSTED
                                                                              AFTER THIS OFFERING(1)
                                                                 ------------------------------------------------
                                                                 OUTSTANDING ON                       MAXIMUM
                                                                  DECEMBER 31,       MINIMUM         1,875,000
                                                                     1996(1)      750,000 SHARES      SHARES
                                                                 ---------------  --------------  ---------------
Long Term Indebtedness.........................................   $   4,500,000               0                0
Common Stock, $.01 par value(1) 10,000,000 shares authorized
 2,500,000 shares issued and outstanding.......................   $      25,000    $     32,500    $      43,750
Additional Paid in Capital.....................................   $          20    $  4,869,205    $  12,747,955
Deficit accumulated during the development stage...............            (725)           (725)            (725)
                                                                 ---------------  --------------  ---------------
Total Capitalization...........................................   $      24,295    $  4,900,980    $  12,865,980
                                                                 ---------------  --------------  ---------------


------------------------


(1) The actual and adjusted information excludes (i) up to 187,500 shares issuable upon exercise of the Underwriter's Warrants for a price of $8.80 per share, and (ii) shares of Common Stock issuable upon the exercise of director's options issued to each director to acquire 50,000 shares of Common Stock for a price of $1.00 per share exercisable over a period ending December 31, 2002.

                                    DILUTION

    On June 9, 1996 the Company issued 2,500,000 shares of its Common Stock to the founders of the Company, Southern, to an affiliate of the Underwriter, and to others for $.01 per share. See "Principal Shareholders" and "Certain Transactions."

    As of December 31, l996 the net tangible book value of the outstanding 2,500,000 shares of the Company's Common Stock was $(4,590,059) or approximately ($1.84) per share, which negative values are primarily due to the $4,500,000 Promissory Note due to Southern but without any corresponding tangible assets reflected as patents and intellectual property such as the Technology are treated as intangible assets. Net tangible book value per share of Common Stock represents the tangible assets of the Company less all liabilities and further reduced by the liquidation rights of the holders of preferred stock, if any outstanding, divided by the number of shares of Common Stock outstanding. Dilution represents the difference between the price per share of Common Stock paid by the purchasers of Shares in this offering ("New Investors") and the net tangible book value per share of Common Stock after the offering.

    The pro forma net tangible book value of the Common Stock at December 31, 1996, as adjusted above, would have been $400,980 or $.12 per share if the Minimum Offering is sold (i.e., $400,980 DIVIDED BY 3,250,000 shares), $8,251,626 or $1.88 per share if the Maximum Offering is sold (i.e., $8,251,626 DIVIDED BY 4,375,000 shares). The following table illustrates this dilution on a per share basis:

                      ASSUMING 750,000 MINIMUN OFFERING SOLD
Price Per Share.............................................             $    8.00
Net Tangible Book Value Per Share Before Offering...........             $   (1.84)
Pro forma Net Tangible Book Value After Offering............             $     .12
                                                                         ---------
Dilution of Net Tangible Book Value Per Share to New
 Investors..................................................             $    7.88
                                                                         ---------
                                                                         ---------

                    ASSUMING 1,875,000 MAXIMUM OFFERING SOLD

Price Per Share.............................................             $    8.00
Net Tangible Book Value Per Share Before Offering...........             $   (1.84)
Pro forma Net Tangible Book Value After Offering............             $    1.88
                                                                         ---------
Dilution of Net Tangible Book Value Per Share to New
 Investors..................................................             $    6.12
                                                                         ---------
                                                                         ---------


The following tables summarize, as of December 31, 1996 the number of shares of Common Stock purchased from the Company by, the total consideration received by the Company from, and the average price per share of the shares purchased by,
(a) the New Investors of the 750,000 Minimum Offering and, alternately, the 1,875,000 Maximum Offering hereby (without deduction for offering expenses or selling commissions) and (b) the Initial Holders.


                  ASSUMING SALE OF MINIMUM OFFERING OF SHARES
                                OF COMMON STOCK*

                                                                TOTAL                   AVERAGE
                                COMMON SHARES               CONSIDERATION              PRICE PER
                               PURCHASED NUMBER   PERCENT      AMOUNT       PERCENT      SHARE
                               ----------------  ---------  -------------  ---------  -----------
Initial Holders                     2,500,000         76.9   $    25,000         .41%  $     .01
New Investors                         750,000         33.1   $ 6,000,000       99.58   $    8.00
                               ----------------  ---------  -------------  ---------
                                    3,250,000        100.0%  $ 6,025,000       100.0%
                               ----------------  ---------  -------------  ---------
                               ----------------  ---------  -------------  ---------

                  ASSUMING SALE OF MAXIMUM OFFERING OF SHARES
                                OF COMMON STOCK*

                                                                TOTAL                   AVERAGE
                                COMMON SHARES               CONSIDERATION              PRICE PER
                               PURCHASED NUMBER   PERCENT      AMOUNT       PERCENT      SHARE
                               ----------------  ---------  -------------  ---------  -----------
Initial Holders                     2,500,000         57.1  $      25,000       0.17%  $     .01
New Investors                       1,875,000         42.9  $  15,000,000      99.83   $    8.00
                               ----------------  ---------  -------------  ---------
                                    4,375,000        100.0  $  15,025,000      100.0%
                               ----------------  ---------  -------------  ---------
                               ----------------  ---------  -------------  ---------

* No effect is given for the possible exercise of the Underwriter's Warrants.

                            SELECTED FINANCIAL DATA

    Voicenet, Inc. was organized on April 2, 1996. The Company is a development stage company and has no revenues, income or operating history. The selected financial information set forth below should be read in conjunction with the Company's financial statements and accompanying notes, appearing elsewhere in this Prospectus. The Company's fiscal year will end December 31.


                                                                             DECEMBER 31, 1996
                                                                             -----------------
INCOME STATEMENT DATA:
  Revenue..................................................................         --
  Income (Loss) from Operations............................................            ($725)
  Net Income (Loss)........................................................            ($725  )
  Income (Loss) Per Share..................................................             $.00
  Weighted Average Shares Outstanding......................................        2,500,000


                                                                                  DECEMBER 31, 1996
                                                                    ----------------------------------------------
                                                                       ACTUAL
                                                                    ------------          AS ADJUSTED (3)
                                                                                  --------------------------------
                                                                                                     MAXIMUM (2)
                                                                                    MINIMUM (1)       1,875,000
                                                                                  750,000 SHARES       SHARES
BALANCE SHEET DATA:
  Current Assets..................................................  $      8,970   $     385,655    $   8,350,655
  Total Assets....................................................  $  4,623,324   $   5,000,009    $  12,965,009
  Current Liabilities.............................................  $  4,599,029   $      99,029    $      99,029
  Stockholders' Equity............................................  $     24,295   $   4,900,980    $  12,865,980

------------------------

(1) Gives effect to the sale of the 750,000 shares of Common Stock offered hereby at the initial public offering price of $8.00 per share, and initial application of the estimated net proceeds of $4,876,685.

(2) Gives effect to the sale of the 1,875,000 shares of Common Stock offered hereby at the initial public offering price of $8.00 per Share, and initial application of the estimated net proceeds of $12,841,685.


(3) After the payment of all estimated offering expenses, (including the Representative's 2 1/2% non-accountable expense allowance) and payment of the Promissory Note in the amount of $4,500,000 due on account of the purchase of the Technology under the Technology Transfer Agreement. See "Use of Proceeds". Assumes no exercise of the Underwriter's Warrants. See "Underwriting."

                                    BUSINESS

THE COMPANY

    Voicenet, Inc., a Delaware corporation, was recently established for the marketing and distribution of high vocabulary, continuous speech, voice recognition systems and of digital audio reporting, transcription, archiving and retrieval systems. The products and technologies to be marketed by the Company are the result of research and development conducted by Southern Group Limited and Philips Electronics, N.V. Southern is a publicly owned Australian corporation listed on the Australian Stock Exchange. Philips is a multi-national corporation based in the Netherlands which has traditionally been in the forefront of the dictation and recording markets world-wide.


    The Company has recently acquired from Southern pursuant to a Technology Transfer Agreement dated as of August 1, 1996 the exclusive rights for the Territory to the latest version of the technology developed by Southern relating to the voice products and the digital audio reporting, transcription, archiving and retrieval systems, including the right to manufacture and market Southern's latest version of (i) digital audio reporting, transcription, archiving and retrieval systems known as COURTSMART-TM-, COURTSCRIPT-TM- and VOICESCRIPT-TM-for the court recording industry (collectively, the "Court Reporting Systems");
(ii) high vocabulary, continuous speech voice recognition digital recording, transcription, archiving and retrieval for the medical industry known as RADTALK-TM- MEDTALK-TM- AND PSYCHTALK-TM- (collectively the "Medical Recordkeeping Systems"); (iii) digital audio products and technologies for the broadcasting industry; and (iv) Southern's current and future digital audio products developed to exploit the markets for continuous, speech recognition and automatic transcription technology (collectively, the "Technology").



    Pursuant to the terms of the Technology Transfer Agreement, Southern transferred the Technology and related rights to the Company for the purchase price of $4,500,000. The Company paid the purchase price by issuing its Promissory Note in the amount of $4,500,000, which is payable as follows: (a) $2,500,000 upon the earlier of October 31, 1997 or the completion of this Offering by the Company, (b) $1,000,000 upon the earlier of October 31, 1997 or the installation of the first COURTSMART-TM- system by the Company in the United States, and (c) $1,000,000 on October 31, 1997. The primary basis for establishing the purchase price under the Technology Transfer Agreement was the evaluation prepared by Gorey & Sinclair, Chartered Accountants, of Perth, Australia. See "Business of the Company--Technology Transfer Agreement". Southern currently holds a controlling interest and will continue after this initial public offering to hold a controlling interest in the Company. Additionally the Company's President and Chief Executive Officer is also the Managing Director and Chief Executive of Southern. See "Business of the Company--Technology Transfer Agreement."


    The Technology and products acquired by the Company under the Technology Transfer Agreement embrace two main voice technologies: (i) digital voice compression/transmission and (ii) speech recognition.

    Philips has developed a large vocabulary (i.e., having a 64,000 word capacity), continuous speech (i.e. unbroken speech) recognition engine (the "Philips Engine") which can process speech from normal parlance. Southern is the developer of proprietary continuous digital voice compression, storage and retrieval systems and speech recognition systems and software which incorporates the Philips Engine. In April and October 1996, Southern signed a technology licensing and development agreements with Philips for the product development, integration, marketing and distribution by Southern of a large vocabulary continuous speech recognition system using the Philips Engine.

    Although there can be no assurance, the advances facilitated by the amalgamation of the technology developed by Southern utilizing the Philips Engine are expected by the Company to have a significant impact on the interactivity aspect of the computer industry, where continuous large vocabulary speech can be processed and transcribed by voice activation. The Company believes using its Technology both the audio and transcribed material will be archived and retrieved on and from the same storage medium in a totally synchronous manner.


    While speech recognition technology has been available for several years in various limited applications, two of the major limitations of speech recognition technology to date have been (i) that the speech recognition systems could only facilitate discrete speech (i.e., pauses are required between the words spoken) and (ii) speaker dependence whereby there is a requirement for each individual user to train the system to ensure an acceptable level of recognition. The Company believes that these limitations have made the adoption of the speech recognition technology slow and isolated. Although the management of the Company believes that there is great potential for the use of speech recognition not only as an enhancement for traditional applications such as in the court reporting and medical recordkeeping contexts, but also as an enabling technology for new applications such as immediate transcription of voice to text for the hearing impaired; these two earlier limitations severely hindered the feasibility and effectiveness and, consequently, the market penetration of speech recognition. Although there can be no assurance, the Company believes that the implication of such a continuous speech recognition system are (i) the significantly greater market penetration through higher levels of acceptance of the technology, and (ii) new markets, for which discrete speech systems are too limiting, opening up the market for speech recognition applications.


    Management believes that the market for large vocabulary, continuous speech technology and systems will grow significantly within the next decade. The Company's objective is to become a leader in the development and marketing of large vocabulary, continuous speech technology and systems.


    Although there can be no assurance, the Company believes that the latest version of the Technology has many other applications such as for use in hospitals, law enforcement agencies, surveillance authorities, conference services, security agencies, capital markets, universities, schools and banks.


STRATEGY


    The Company's objective is to become a leader in the marketing of the Voice Systems. Implementing the Company's strategies involves the following activities:


    - EMPHASIZE HIGH VOCABULARY, CONTINUOUS SPEECH, VOICE RECOGNITION SYSTEMS PRODUCT LINE. The Company intends to emphasize the continued development of its state-of-the-art high vocabulary, continuous speech, voice recognition systems product line, which product line management anticipates will lead to the development of new products and product enhancements. Examples of such products are the Company's soon to be released third generation of Court Reporting System and first generation of a Medical Recordkeeping System in the Territory, a high vocabulary, continuous speech, voice recognition digital recording, transcription, archiving and retrieval for the medical industry which is currently being tested by medical professionals.

    - TARGET AND EXPAND COURT REPORTING MARKET. The Company intends to establish a sales force to market its Court Reporting Systems featuring large vocabulary, continuous speech technology to court systems, legislative bodies and administrative agencies within the Territory. Southern has tested its Court Reporting Systems in courts within the Territory and has experienced positive results and inquiries from governments that have heard about the Court Reporting Systems. Management believes that use of the Court Reporting Systems will result in lower costs and more efficient and accurate court reporting.

    - PENETRATE MEDICAL RECORDKEEPING MARKET. The Company intends to market its Medical Recordkeeping Systems to hospitals, medical groups and other medical and scientific research applications within the Territory. Southern is testing its Medical Recordkeeping Systems in a large hospital in Sydney with positive results, and will be testing it in a leading New York hospital in mid-1997. Management believes that use of the Medical Recordkeeping Systems will result in lower costs and more efficient and accurate medical recordkeeping.

    - PURSUE MARKET THROUGH MARKETING PARTNER AND DISTRIBUTOR RELATIONSHIPS. The Company intends to market some of its products, such as the Medical Recordkeeping Systems, within the Territory by entering into strategic distribution agreements. The Company believes that systems like those developed by the Company have not been previously available to users distributors may reach.

    - FURTHER DEVELOP STRATEGIC ALLIANCES. The Company will support most of its internal development and marketing efforts with strategic alliances. To date, the Company has established significant product development relationships with Southern and indirectly with Philips. The Company believes that its collaborative relationships with these companies will expand the breath of opportunities for the Company's technology. The Company intends to continue to enhance the established strategic alliances and it believes the relationships will further enhance the Company's development and marketing efforts.

SOUTHERN GROUP LIMITED AND DEVELOPMENT OF THE TECHNOLOGY

    Southern is a research and development company whose developments and products have concentrated on digital signal processing and applications. In 1989, Southern developed one of the world's first digital audio mass storage system ("DAMS-TM-") for the broadcasting industry. The system permitted, for the first time, the facility for radio broadcasters to digitally store, and instantaneously access from a simple in-studio system control panel, all broadcast material from archives which could be saved on hard disk or CD Rom.

    In 1992, Southern was commissioned by Auscript (a division of the Australian Federal Attorney General's department) to develop a digital system for recording, reporting and archiving court proceedings. The result of that commission was the development of a system code named DART-TM-. On completion and sale to Auscript of the DART-TM-, Southern continued to research and develop the application, and through its subsidiary in the United States, Karri Technology, Inc., ("KTI") with the assistance of the Los Angeles County Superior Court Division, which permitted the use of four of its courts as a test site for a twelve month period, completed an earlier version of the COURTSMART-TM- Court Reporting System of digital audio recording and transcription. Earlier versions of the COURTSMART-TM- system have been sold by Southern to courts in Canberra (the Australian Capital Territory), Hong Kong, and, by a non-exclusive licensee in North America, Karri Technologies Corp., in Pennsylvania, California and Maryland. Newer versions of the Court Reporting System are currently being marketed by Southern and others in various other countries around the world. While Karri Technologies Corp. has non-exclusive license rights to use certain components of the earlier version of the COURTSMART-TM- system and to use the name COURTSMART-TM- in connection therewith in North America, Southern's subsidiary KTI ceased operation in 1994 in the United States. The Company anticipates that its newer version of Court Reporting Systems, some of which will incorporate continuous, voice-to-text ability, may be also marketed under the names COURTSCRIPT-TM- and VOICESCRIPT-TM-.

    Southern has recently signed technology licensing agreements with Philips for the product development, marketing and distribution of its continuous speech, large vocabulary recognition system. Although there can be no assurance, the advances facilitated by the amalgamation of the large vocabulary continuous digital voice recognition and compression technology developed by Southern are expected by management to have a significant impact on the interactivity aspect of the computer industry, where, for the first time, continuous large vocabulary speech can be processed, transcribed, stored and printed. Both the audio and transcribed material can be archived and retrieved on and from the same storage medium in a synchronous manner.

TECHNICAL SUMMARY OF COURT REPORTING SYSTEM, CONTINUOUS SPEECH RECOGNITION
  ENGINE AND MEDICAL RECORDKEEPING SYSTEM

    The Technology and products acquired by the Company under the Technology Transfer Agreement embrace two main voice technologies: digital voice compression/transmission and speech recognition.


    The proprietary hardware and software utilized in Southern's Court Reporting System has been designed, developed and manufactured by Southern and its subsidiaries. The main hardware components of the Court Reporting System are a mixer and encoder/decoder cards. The mixer receives 16 channels of analogue audio, mixes it into 4 channels of 4 lines and sends it to the encoder card which digitizes and compresses the audio using ADPCM compression. The current mixer also performs Automatic Gain Control ("AGC"). The Court Reporting System uses a choice of 8/4, 8/3, or 8/2 rates of compression which is sampled at 8kHz using 8 bytes per sample for excellent voice grade audio quality. The system currently operates over a Microsoft-TM- network.


    The second generation of the Court Reporting System that is being acquired by the Company will include an encoder card that will make the external analogue mixer redundant as the encoder card will input directly 16 channels of analogue audio, perform AGC, mix the audio into 4 channels and digitize with a choice of using either ADPCM or MPEG for compression facilitating audio quality ranging from voice grade to broadcast grade as required. This new encoder card will also have an in-built wide area network ("WAN") capability.

    The main barrier for processing speech continuously has been computer processing power. Even with rapid developments in personal computer ("PC") technology, management believes that not even the currently fastest Intel Pentium-TM- microprocessor can process speech continuously. Hence, a special accelerator board has recently been developed by Philips to increase the processing of continuous speech by approximately ten fold, which along with proprietary software embodies the Philips Engine. The methodology embraced in utilizing this continuous speech recognition technology is heavily speech context orientated. The reason is that to process continuous speech, you not only need acoustical models for comparison computation, but a statistical language model that can calculate the probability of word sequences in this context. This is an integral part of achieving high speech recognition rates. The Philips Engine performs these comparisons by using feature vectors. A feature vector is a mathematical representation of phonemes (the smallest unit of speech) that is created from the input speech to compare with a library of feature vectors to identify the correct interpretation with the aid of Hidden Markov Modelling. The accelerator board acts as a pre-processor (i.e., it performs the computationally intensive numerical calculations). The board's principal function is to compare feature vectors created from the input speech with the feature vectors in the known context (vocabulary) and output the required distance value between the vectors for the voice recognition engine to process quickly, without this initial computational overhead.

    The Medical Recordkeeping System combines the digital voice compression storage and retrieval technology of Southern with the Philips Engine into a new product that is capable of continuous high vocabulary voice recognition and virtually immediate digital conversion of the voice-to-text.

INDUSTRY COMPARISON OF TECHNOLOGY

    Southern's technology licensing agreement with Philips for product development, integration, marketing and distribution, and in turn the transfer of this latest version of the Technology from Southern under the Technology Transfer Agreement to the Company, is for its large vocabulary, continuous speech recognition systems. This is to be distinguished from speech technology that has been available for several years in various limited applications, which have had two major limitations (i) that the speech recognition systems could only facilitate "discrete" speech (i.e., distinct pauses are required between the words spoken for the computer to recognize the individual words) and (ii) speaker dependence whereby there is a requirement for each individual user to train or custom program the system to ensure an acceptable level of recognition of the speaker's voice. These previous limitations have made the adoption of the speech recognized technology slow and isolated in use. Examples of these speech recognition systems currently available are (i) speaker dependent and "discrete" speech systems such as developed by Dragon Systems, Inc.; (ii) application specific systems such as developed by Kolvox; and (iii) "command and control" systems such as those developed by Lernout & Hauspie.

    Because there are many voice recognition ("VR") technology providers in the market today, it is important to compare these other systems to the Company's technology. The three principal bases typically used in the VR industry are (i) continuous versus discrete speech; (ii) large versus small vocabulary; and (iii) speaker dependent versus speaker independent. There is a relationship between the size of the vocabulary which determines the effectiveness of its recognition factor, i.e. the smaller the vocabulary, the easier it is for recognition and conversely, the larger the vocabulary, the more difficult it is to achieve recognition.

    The specific use contexts can also be broken down into three main categories: (i) dictation, (ii) telephony, and (iii) "command & control". The Company intends to operate in a dictation context. Each use context needs to be benchmarked in a manner consistent with the baselines set for the applicable use, (e.g., the baseline for large vocabulary in the telephony context means 2,000 words). It is not uncommon for telephony or "command & control" VR developers to provide a "continuous speech" facility because they are used solely for small vocabularies which address basic telephony application interaction (i.e. continuous digit recognition for credit card details or limited phrases for action commands such as phone number retrieval or progressive information steps).

    However, in the dictation context the baseline for "large vocabulary" is considered to be greater than 20,000 words. Moreover, a continuous and active large vocabulary dictation context is even more technically challenging. The speech recognition technology to be marketed by the Company is the only technology in the dictation context which can process very large active vocabulary (64,000 words) with continuous voice recognition in a dictation context. IBM has recently introduced a continuous voice recognition system with a reported vocabulary of 20,000 words for the medical recordkeeping industry. From their examinations of the market, Southern and the Company believe that there are currently no other voice recognition systems close to its 64,000 word vocabulary level of speech recognition technology.

DEVELOPMENT AND USE OF COURTSMART-TM- COURT REPORTING SYSTEM

    The earlier version of the COURTSMART-TM- system was developed and was installed by Southern's subsidiary, Karri Technology, Inc., as a test site, in December 1993 in a courtroom operated for the Los Angeles County Superior Court Division. During that period, the information received from the Los Angeles Superior Court administration on the operation of the COURTSMART-TM- system was instrumental in determining the final characteristics of the subsequent versions of the system.


    The COURTSMART-TM- system, and other Court Reporting Systems using computer and other shelf and proprietary hardware with proprietary software, operates as follows: (1) microphones within the courtroom are combined and processed with other relevant communication channels and employ automation and control techniques that normally do not require a local operator to be in attendance;
(2) speech is then recorded directly to a combination of digital storage media which provide the optimum mix of both instant access and archived storage in a secure and efficient manner. During this process several levels of automated "tagging" are available, to both users and operators so that sections of text can be readily recalled and identified at a later time; and (3) the voice recordings once stored digitally, are made available in rapidly accessible and reusable format through a local network, to any number of workstations for transcription purposes. Each workstation can take any part of any recording and in any required length. The text thus produced using any one of several popular word processing packages, is then automatically merged and stored in association with the voice recording. The network can then at any time print text, replay the audio or archive material in any required format. Non-active material is archived to DDS (Digital Data Storage) tape providing storage densities far greater than any analogue system, and can be easily reloaded at any subsequent time.


    The Company believes that its version of the Court Reporting System introduces three major advances over other currently available systems: the first is the delivery of recorded audio direct from the court to the transcription operator via computer network negating all physical handling of recordings (present tape based systems are labor intensive); the second is the ability to tag direct to incoming audio providing Transcription Staff with fault free recognition of a particular speaker; and the third is the ability to search many hours of recorded audio rapidly (random access), based on the permanently stored time and date stamp or text tag attached to each one second of audio.

    All facilities provided by the latest version of the Court Reporting System are aimed at increasing the overall efficiency of the recording and transcription operation, thus ultimately being reflected in a reduction in the cost per page of transcript generated.

MARKETS

MEDICAL RECORDKEEPING

    Medical recordkeeping is the verbatim transcription of the spoken word into the written word, generally by a doctor or a member of a medical or scientific research staff, recording such things as the condition of a patient, directions to assistants and nurses, or the results of an experiment, x-ray or test. The industry is dividend into many sectors, the largest of which is hospitals. In most hospitals, there is currently no technology equipped to record all the different information required, and have it quickly and accurately accessible to the parties who need it. Many records are kept in the form of handwritten charts or reports.

    The Company believes that the greatest initial demand for its Medical Recordkeeping System will come from (i) radiologists who are constantly reading patients x-rays, CAT scans and magnetic resonance imaging ("MRI") scans and must keep a written record of their findings; (ii) operating room personnel, and
(iii) psychiatrists.

    The Company intends to market and distribute the Medical Recordkeeping Systems to hospitals initially. Tests are currently being conducted in a large hospital in Sydney, and more will be conducted in a major New York hospital in mid-1997. Although there can be no assurance, the Company believes that the cost and benefit of its system in light of the technology currently available to service the medical community will convince hospital administrators to begin using its Medical Recordkeeping System.

COURT REPORTING

    Court reporting is the verbatim transcription of the spoken word into the written word, generally from shown legal testimony. The industry is divided into two distinct sectors--the recording of proceedings in court, or "official" court reporting, and all other court reporting. Official court reporting is performed by civil servant court reporters employed by municipal, state, or federal courts. All other court reporting is performed outside the courtroom by free-lance court reporters, who may be either self-employed, or employees of independent contractors affiliated with a court reporting agency.

    Although there are no independently verified statistics with respect to the number of court reporters, there are approximately 20,000 members of the National Court Reporting Association ("NACRA"), the only national professional association in the industry, and an additional 13,000 student members. The Company estimates that there are approximately 40,000 court reporters in the United States.

    Court reporting requires trained professional capable of transcribing speech usually by steno type machine, which generally approximates 200 words per minute, using shorthand symbols. The shorthand notes are translated from the paper or magnetic medium, then edited to produce a final transcript.

    The Company intends to market and distribute the COURTSMART-TM- and, COURTSCRIPT-TM- systems to courts initially. It can be anticipated, however, that court reporters, which are generally unionized government employees, may resist the introduction and implementation of electronic court reporting systems. Although there can be no assurance, the Company believes, however, that the cost and benefit of its system in comparison to court reporters will convince court administrators to begin using its Court Reporting Systems. The Company also intends to market its Court Reporting Systems to parliamentary and legislative bodies. The Company may use the name VOICESCRIPT-TM- in connection with such systems.

MARKETING STRATEGY

    The Company plans to seek an ongoing relationship with a distributor or distributors that have a strong foothold in the medical marketplace to market the Medical Recordkeeping Systems. The Company's initial focus for the distributors will be on major hospitals and medical centers within the Territory.

    The Company plans to market the Court Reporting Systems by appointing up to eleven sales representatives for the United States, who will operate as independent contractors and primarily be compensated on a commission basis, which represents one for each of the eleven Federal Court Circuits. The Company to date has appointed the sales manager for the Company and intends to appoint sales representatives for the circuits after the completion of this offering at the rate of one per month. The Company intends to appoint three sales representatives for Canada, covering the provinces of Ontario, Quebec and British Columbia.

    The Company has had marketing material prepared by an advertising agency including a professional video of approximately 7 minutes duration which covers
(a) the existing court system; (b) cost benefit analysis; (c) the Court Reporting System; and (d) how its Court Reporting System functions.

    Upon completion of the offering, the Company anticipates hiring the sales and marketing force of up to eleven persons. Sales and marketing activities to be conducted by the Company will consist of direct sales calls, participation in trade shows, publication of articles and advertisements in trade journals. The Company believes it will need to provide a high level of customer support to assist in the integration of the Company's products into the customer's application and use.

    Pursuant to the Company's agreement with Southern, all potential and executory contracts being negotiated by Southern within North America will be transferred to the Company upon successful closing of the Offering.

COMPETITION

    Competition in the continuous speech, voice recognition systems and digital audio technology market is intense. The Company believes that its principal competitors in the field of voice recognition are IBM, AT&T, Microsoft, Kurz Weil, Philips Electronics, N.V., Dragon Systems, Inc., Kolvox, Fonix, Voice Control

Systems, Inc., Voice Processing Corporation, Lernout & Hauspie, Inc. and Karri Technologies Corp., one of Southern's non-exclusive licensees of the earlier version of certain components of the COURTSMART-TM- which has the non-exclusive right to also use the name COURTSMART-TM- in connection with such components in North America. In particular, IBM has recently introduced a voice recognition system for the medical industry which has continuous voice recognition abilities and a reported 20,000 word vocabulary. Further, although the Company will have the exclusive right to the Technology from Southern, the Company does not have the exclusive right to the Philips Engine in its Territory. Consequently, it is possible that Philips or another Philips licensee could develop a combined product similar to Southern's voice system and Technology and market such voice recognition product in the areas encompassed by the Company's Territory from Southern. Lernout & Hauspie is involved in "command and control" aspects of speech recognition technology and while continuous speech is applicable, it is on the basis of individual single word recognition within a sentence and based on small vocabulary: Kolvox and Dragon Dictate systems have large vocabulary capacity but believed to be restricted to discrete speech. In the case of Fonix, while claiming a vocabulary of 64,000 words, the active vocabulary available to the user at any one time is limited. Voice Control Systems, Inc. and Voice Processing Corporation seem to be principally involved in speech recognition in telephony applications such as voice verification over telephone fields of "command and control", continuous digit recognition and alpha-numerics. There can be no guarantee that these companies or other new entrants into the market segments or similar technologies will not succeed in developing similar or more effective competitive products or technologies.

    Many of the Company's competitors are large established companies with greater resources, greater marketing and operating experience, greater research and development and greater production capabilities than those of the Company.

    The Company's competitive position will also depend upon its ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient resources for the marketing and servicing of its products. There is no assurance that the Company will be able to compete successfully.

TECHNOLOGY TRANSFER AGREEMENT

    The Company has acquired from Southern pursuant to a Technology Transfer Agreement dated as of August 1, 1996 the exclusive rights for the North, Central and South American markets to the Technology developed by Southern relating to the voice products and the digital audio reporting, transcription, archiving and retrieval systems, including the right to manufacture and market the latest version of digital audio reporting, transcription, archiving and retrieval systems for the court recording industry; high vocabulary; continuous voice recognition and digital voice-to-text recording; storage and retrieval for the medical industry; digital audio products and technologies for the broadcasting industry; and the digital audio products developed to exploit the markets for continuous speech recognition and automatic transcription technology. Pursuant to the terms of the Technology Transfer Agreement, Southern transferred the Technology and related rights for the purchase price of $4,500,000, which was paid by the Company issuing its non-interest bearing Promissory Note in such amount. The note is payable as follows: (a) $2.5 million upon the earlier of October 31, 1997 or the successful closing of the Company's offering, (b) $1 million upon the earlier of October 31, 1997 or the first signed installation contract for a COURTSMART-TM- system in the United States of at least $30,000 and (c) $1 million on October 31, 1997. The Company has granted to Southern, as collateral, a security interest in all assets of the Company.

    The Company commissioned Gorey & Sinclair, an independent Australian chartered accounting firm to prepare a valuation report of the latest version of the COURTSMART-TM- system in the United States. In the opinion of Gorey & Sinclair, based upon certain assumptions, the COURTSMART-TM- system for the United States has a potential value between $23.7 million and $32 million upon full commercialization. The Company relied on this report as its primarily basis for determining the purchase price of the

Technology from Southern. The report by Gorey & Sinclair is necessarily based upon a number of estimates, assumptions and forecasts that, while they are considered reasonable by the Company, assuming the Company has adequate financing, are inherently subject to significant material business, economic, and competitive uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future sales which may never develop. Accordingly, there can be no assurance that these results will be achieved or that the value estimated by Gorey & Sinclair will ever be realized. The prospective financial valuation presented in the Gorey & Sinclair report will vary from actual results, and these variations may be material. The inclusion of such information in the Gorey & Sinclair report should not be regarded as a representation by the Company or any other person that these results or estimates will be ever obtained. It is merely an estimation of potential if the underlying assumptions are realized. Prospective investors in the offering are cautioned not to place undue reliance on this information.


MANUFACTURING AND SUPPLY OF PRODUCTS

    The Company has no manufacturing facilities and plans to rely upon Southern and other contract manufacturers to manufacture its proposed products. Except for one small hardware component and two software components, all of the remaining components utilized in the latest version of the Court Reporting Systems and the Medical Recordkeeping Systems, are readily available and can be purchased from numerous sources in the United States and abroad. The one hardware component and the two software components that contain the proprietary technology developed by Southern which incorporates the Philips Engine will be acquired from Southern. Southern has agreed to manufacture the one hardware component and the two software components of the system in Australia and sell them to the Company at prices which shall not be greater than the prices at which Southern sells the components to unaffiliated parties, less a minimum discount of 10%.

INTELLECTUAL PROPERTY

    The Company does not own any patents, trademarks or trade secrets. Under the Technology Transfer Agreement for the COURTSMART-TM- system and related technology, the Company is granted the exclusive right to manufacture, market, sell and distribute the latest version of the COURTSMART-TM- system and other digital voice systems developed by Southern in North, Central and South America under Southern's trademarks. Southern developed the systems, and has copyrighted the computer software used in the Court Reporting System and it has applied for a patent on the hardware component that it developed. Pending the issuance of any patents, which cannot be assured, Southern intends to rely on unpatented proprietary technology and technical know-how. Accordingly, because the Company will only receive under the Technology Transfer Agreement such intellectual property rights as may be owned by Southern, the Company will similarly rely on unpatented proprietary technology and technical know-how. Philip owns and has patented the technology comprising the Philips Engine. Southern is a licensee of the Philips Engine. The Company's composite product which is Southern's patented and proprietary digital cardio recording, storage, archiving and retrieval technology integrated with the Philips Engine. The Company does not have an exclusive right from Philips to the Philips Engine in the Territory. No assurance can be given that others will not independently develop substantially equivalent technology, knowledge and techniques or otherwise gain access to Southern's technology, or use the Philips Engine to make a similar product, or that Southern or the Company can meaningfully protect its rights in such unpatented proprietary technology or know-how.

EMPLOYEES

    Upon completion of the offering, the Company will have three full time employees including its principal officers. Of that number, one is engaged in administrative functions, and two are engaged in the technical and sales aspects of the business of the Company.

PROPERTY


    The Company subleases approximately 500 sq. ft. of office space on a month-to-month basis from an affiliated landlord, Ridgewood Group International, Ltd., which is owned by Mr. William Potter, a director, at Suite 517, 380 Lexington Avenue, New York, New York 10168. The base rent is $10,000 per year. Upon completion of the offering, the Company intends to lease additional space for its sales and technical support personnel as needed and believes such space is readily available from unaffiliated lessors. The current premises are adequate for the Company's needs for the short-term future.


    The Company's principal business address is 380 Lexington Avenue, Suite 517, New York, New York 10168, and its telephone number is (212) 399-6682.

LEGAL PROCEEDINGS

    The Company knows of no litigation or other legal proceedings pending or threatened to which it is, or may become, a party.

                                   MANAGEMENT

    The following table sets forth information with respect to each executive officer and director of the Company. Each executive officer or director has been appointed as of this year to serve for a term of one year.


DIRECTORS AND
EXECUTIVE OFFICERS                              AGE                       POSITION
------------------------------------------      ---      -------------------------------------------

James Sim.................................          75   Chairman of the Board
Frank Carr................................          48   President, Director, Chief Executive
                                                           Officer and Chief Financial Officer
Jason Beever..............................          26   Vice President, Speech Technologies
William J. Potter.........................          47   Director and Secretary
John Gilbert..............................          69   Director


JAMES SIM, CHAIRMAN OF THE BOARD

    Mr. Sim has been the Company's Chairman of the Board since 1996. Mr. Sim has spent his career in banking, retiring as Director and General Manager (Area North) and a member of the Court of Directors of the Bank of Ireland. Since his retirement, he has been appointed by the British Government as its representative to the board of directors of several companies, including that of Short Bros. Aircraft. He was the Founding Chairman of the Northern Island Co-Ownership Housing Association ("NICHA"). NICHA is an initiative of Her Majesty's Government, funded by the British Department of the Environment, by which families are assisted to purchase their own homes in a part buy/part rent scheme. In the 15 years of its operation it has provided funding in excess of US$1 billion. He was also vice-Chairman of the Progressive Building Society (assets in excess of US$500m). He is a Member of the Institute of Bankers in the United Kingdom and a Fellow of the Institute of Directors.


FRANK CARR, PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER



    Mr. Carr has been a director, President and Chief Executive Officer of the Company since its inception in 1996. Mr. Carr was also appointed Chief Financial Officer in 1997. He has been the Chief Executive Officer of Southern, a public company listed on the Australia Stock Exchange Limited, for 5 years. He has been involved in company management and direction for 25 years and in 1986 was jointly awarded the Australian Business Entrepreneur of the Year Award for his work in establishing and developing a waste disposal business and, in the same year, his company was awarded the marketing award by the Australian Marketing Institute. Mr. Carr was elected to Fellowship of the Institute of Directors in the U.K. in 1981 and to Fellowship of the Australian Institute of Management in 1986.


JASON BEEVER, VICE PRESIDENT, SPEECH TECHNOLOGIES

    Mr. Beever has been Vice President, Speech Technologies of the Company since 1996. Mr. Beever is Southern Group's General Manager for its speech recognition products and technologies. Formerly a computer programmer, he has for three years been responsible for the successful development, marketing and sale of such products; systems integration of voice recognition products; and the design, development and implementation of interactive voice response systems. He has most recently completed a certification program on the large vocabulary continuous speech technology with Philips Dictation Systems at Vienna, Austria. Mr. Beever graduated from Curtin University of Technology in Western Australia with a Bachelor of Science degree in computer science and marketing.

WILLIAM J. POTTER, SECRETARY AND DIRECTOR

    Mr. Potter has been Secretary and a Director of the Company since 1996. Mr. Potter is president of the Ridgewood Group International, Inc., a New York based investment bank, and Ridgewood Capital Funding, Inc., a NASD securities broker-dealer. Prior to establishing and owning the Ridgewood Capital Funding, Inc. and Ridgewood Partners, Ltd. in 1989, Mr. Potter was Managing Director for International Investment Banking at Prudential-Bache Securities Inc. and Director of Prudential-Bache Securities Canada Ltd. He was previously a senior executive with Barclays Bank PLC, and Toronto Dominion Bank. Mr. Potter received a Bachelor of Arts degree from Colgate University and a Master of Business Administration from the Harvard Business School.


    Mr. Potter is currently Finance Committee Chairman of the National Foreign Trade Council; a director of Impulsora del Fondo Mexico, SA de CV; First Australia Fund; First Australia Prime Income Fund Inc.; First Australia Prime Income Co., Inc.; International Panorama Resources, Inc.; First Commonwealth Fund; Battery Technologies, Inc.; Alexandria Bancorp; Compuflex Systems, Inc. and serves as a consultant to the Guardian Capital Group Ltd.


JOHN GILBERT, DIRECTOR

    The Rt. Honorable Dr. John Gilbert has been a Director of the Company since 1996. The Rt. Honorable Dr. John Gilbert has been a Member of the United Kingdom Parliament since 1970. He is the Senior Opposition Member of the Committee on Intelligence & Security, and has been Privy Councillor since 1978. He is the Chairman of John Gilbert & Associates, and is a director of Edmund Nuttal Limited, Kyle Stewart Limited, the American Heritage Fund, the International Jewelers Block & Fine Arts Insurance Services, Inc., and A.B.S. Hovercraft Limited. He is also an Advisor to Jardine Insurance Services Ltd.

    From 1987 to 1992, he served as the Senior Opposition Member of Select Committee on Trade and Finance. From 1979 to 1987, Dr. Gilbert served as the Senior Opposition Member of Select Committee on Defence.

    Dr. Gilbert received his Bachelor of Arts degree with honors in Politics, Philosophy and Economics from Oxford University in 1951. He received a Doctorate of Philosophy from the Graduate School of Business Administration, New York University, in 1968. In 1958, he was Qualified as Chartered Accountant in Canada. In 1963 he received the Advanced Certificate, American Institute of Banking.

    Dr. Gilbert is a Member of the Trilateral Commission, the Royal Institute of International Affairs, the International Institute for Strategic Studies, the Institute for Fiscal Studies, the Council for Arms Control, the Centre for European Defence Studies, the Royal United Services Institute, the British American Parliamentary Group, and numerous other groups and organizations.

REMUNERATION

    Prior to the date of this Prospectus, no officer or director of the Company has received any cash compensation for services performed in these capacities.Upon completion of this Offering, Directors shall receive a fee of $10,000 per year per director for serving in such capacity. Additionally, each director shall receive options to acquire 50,000 shares of Common Stock for a price of $1.00 per share, exercisable over a period of five years, which options shall vest after 12 months of service as a director ("Directors' Options").


    The Company intends to retain Frank Carr as its President, Chief Executive Officer and Chief Financial Officer under an employment contract at a fee of $180,000 per year for a three year term commencing on the completion of this offering.

    The Company intends to retain James Sim as its Chairman under a management contract at a fee of $30,000 per year for a three year term commencing with the month following the completion of this offering. Mr. Sim agreed to be available for consulting up to 4 days per month.


    The Company intends to retain Ridgewood Group International, Ltd., of which Mr. William J. Potter, a director and Secretary of the Company, is President and the major shareholder, as management advisor to the Company at a fee of $8,000 per month for a three year term commencing the month following the completion of this offering.


    Except as set forth above, no director or executive officer of the Company is currently a director with any other Company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act or any investment company registered under the Investment Company Act of 1940.


ELECTION OF DIRECTORS AND OFFICERS; COMMITTEES

    The Company's bylaws provide for a Board of Directors consisting of not less than three nor more than nine members who are elected annually by the shareholders. The officers of the Company are elected by the Board of Directors from time to time.

    The Company currently has no committees of its Board of Directors, but it is anticipated that standing audit and compensation committees will be established following the offering. It is expected that the audit committees will consist of members of the Board, a majority of whom are not otherwise affiliated with the Company.

    All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive no compensation for serving on the Board of Directors other than the reimbursement of reasonable expenses incurred in attending meetings. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

    No family relationships exist among any of the named directors or the Company's officers. No arrangement or understanding exists between any such director or officer and any other person pursuant to which any director or officer was elected as a director or officer of the Company. There are no agreements or understandings for any officer or director of the Company to resign at the request of another person and none of the officers or directors of the Company are acting on behalf of, or will act at the direction of, any other person.

    Other than as set forth in this Prospectus, no other relationships exist between and among management stockholders and non-management stockholders. Moreover, there are no arrangements, agreements or understandings between non-management stockholders and management under which non-management stockholders may directly or indirectly participate in or influence the management of the Company's affairs. The Company has no knowledge of whether or not non-management stockholders will exercise their voting right to continue to elect the current directors to the Company's board. See "Conflicts of Interest."

STOCK OPTION PLAN

    In 1996 the Company adopted a Non-Qualified Stock Option Plan (the "Plan"). An aggregate of 500,000 shares of Common Stock are authorized for issuance under the Plan. The Plan provides that incentive and non-qualified options may be granted to officers and directors and consultants to the Company for the purpose of providing an incentive to those persons to work for the Company. The Plan may be administered by either the Board of Directors or a committee of three directors appointed by the Board ("Committee"). The Board or Committee determines, among other things, the persons to whom stock options are granted, the number of shares subject to each option, the date or dates upon which each option may be exercised and the exercise price per share.

    Options granted under the Plan are exercisable for a period of up to ten years from the date of grant. Options terminate upon the optionee's termination of employment or consulting arrangement with the Company, except that under certain circumstances an optionee may exercise an option within the three-month period after such termination of employment. An optionee may not transfer any options except that an option may be exercised by the personal representative of a deceased optionee within the three-month period following the optionee's death. Incentive options granted to any employee who owns more than 10% of the Company's outstanding Common Stock immediately before the grant must have an exercise price of not less than 110% of the fair market value of all underlying stock on the date of the grant and the exercise term may not exceed five years. The aggregate fair market value of Common Stock (determined at the date of grant) for which any employee may exercise incentive options in any calendar year may not exceed $100,000. In addition, the Company will not grant a non-qualified option with an exercise price less than 85% of the fair market value of the underlying Common Stock on the date of the grant. No options have been granted to date.

    The Directors have received 50,000 stock options each which have an exercise price of $1.00 per share, which amount was not less than 85% of the fair market value of the underlying Common Stock on the date of the grant.

INDEMNIFICATION AND EXCULPATION PROVISIONS


    The Company's Amended and Restated Certificate of Incorporation limit the liability of its directors to the fullest extent permitted by the Delaware Business Corporation Law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) acts falling under Section 174 of the General Corporation Law of the State of Delaware, or
(iv) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Restated Certificate.


    The Delaware Business Corporation Law requires that the Company shall indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of the Delaware indemnification statute for a complete statement of such indemnification rights. The Company's Restated Bylaws require the Company to provide indemnification to the fullest extent of the Indemnification statute.


    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


CONFLICTS OF INTEREST

    The success of the Company is substantially dependent upon existing management, all of whom devote only a portion of their time to the Company. These individuals may have conflicts between their responsibilities to the Company and to other entities with which they are affiliated. The directors or affiliates of the Company may in the future seek to exploit opportunities of which the Company is not able to undertake because of limited capital. Frank Carr, the President and Chief Executive Officer is also the Managing Director and Chief Executive Officer of Southern, the transferor of the Technology to the Company and the payee of the $4,500,000 Promissory Note from the Company. Accordingly, he will devote only a portion of his time to the Company. The loss of the services of Mr. Carr, as well as other key personnel, or an inability to attract and retain qualified personnel, may adversely affect the Company's business. The Company has not applied for key man life insurance on the life of Frank Carr and does not intend to. Further, although it is contemplated that upon completion of the offering they will become full-time employees of the Company, many of the individuals serving in management positions with the Company are also currently employed by Southern, a majority shareholder in the Company and the transferor of the Technology to the Company. Because of the nature of its business, the Company will be dependent upon its ability to attract and retain technologically qualified personnel, particularly computer engineers. There is substantial competition for qualified personnel, including competition from companies with substantially greater resources than the Company. There is no assurance that the Company will successfully recruit or retain personnel of the requisite engineering caliber or in adequate numbers to enable it to conduct its business as proposed.


                              CERTAIN TRANSACTIONS

    All of the existing shareholders acquired the outstanding 2,500,000 shares of the Company's common stock for $.01 per Share.


    In connection with the acquisition of the Technology from Southern, the Company has agreed to pay Southern $4,500,000. This obligation is evidenced by a Promissory Note in the amount of $4,500,000, which bears no interest, secured by a first security interest collateral pledge of the Technology to Southern. The Promissory Note is payable as follows: (a) $2.5 million upon the earlier of October 31, 1997 or the completion of this offering, (b) $1 million upon the earlier of October 31, 1997 or the Company signing its first installation contract for a COURTSMART-TM- System in the United States, and (c) $1 million on October 31, 1997.


    The Company has entered into a one year oral agreement with Ridgewood Group International, Inc. for its office space and various associated office and administrative services, including telephones, postage, fax, courier, beverage; accounting personnel; and other miscellaneous overhead expenses, at 105% of cost to Ridgewood, payable monthly. Payments vary from month to month, but currently are approximately $3,000.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the date hereof, as adjusted to reflect the sale of the Common Stock by the Company pursuant to this offering, and by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each director of the Company, and (iii) all officers and directors as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment powers with respect to all shares of Common Stock beneficially owned by it or him as set forth opposite its or his name. This table excludes all outstanding Directors' Stock Options.

                                                                       SHARES
                                                                     BENEFICIALLY   PERCENT OWNED     PERCENT OWNED
NAME AND ADDRESS                                                        OWNED     PRIOR TO OFFERING  AFTER OFFERING
-------------------------------------------------------------------  -----------  -----------------  ---------------
Southern Group(1)..................................................   1,580,000            63.2%             42.1%
  72 Kings Park Road
  West Perth, Australia 6005
Frank Carr(1)......................................................      -0-             -0-               -0-
  72 Kings Park Road
  West Perth Australia 6005
James Sim..........................................................      -0-             -0-               -0-
  20 Trench Road
  Comber, Nthn Ireland
William J. Potter(2)...............................................     100,000             4.0%             2.67%
  380 Lexington Avenue
  New York, NY
Quartern Holdings, Ltd.............................................     290,000            11.6%             7.73%
  George Street
  Cayman Islands
F.D. Costa(3)......................................................     290,000            11.6%             7.73%
Ovation Enterprises Ltd............................................     156,000            6.24%             4.16%
  32 Athol Street
  Douglas IM1 1JB
  Isle of Man
John H. Webster(4).................................................     156,000            6.24%             4.16%
Karilla of Waterford Ltd...........................................     156,000            6.24%             4.16%
  c/o Georgam S.A.M.
  17 Ave de la Costa
  MC-98000 Monaco
Sylvia H. Goldsmith(5).............................................     156,000            6.24%             4.16%
All officers and directors as a group (2 persons)..................     305,400            12.2%             8.14%

------------------------

(1) Reflects shares indirectly owned by Mr. Frank Carr who owns a majority of the shares in a private corporation which owns approximately 13% of Southern, a publicly owned Australian corporation. Mr. Carr is also Managing Director and Chief Executive Officer of Southern. Mr. Carr does not directly own any shares of the Company. By reason of his interest in and ability to control Southern, he will be able to elect all of the directors and otherwise control the Company.

(2) Mr. Potter, a Director of the Company, beneficially owns these shares as the President and majority shareholder of Ridgewood Group International, Inc., which directly owns 100,000 shares of the Company's common stock.

(3) Includes 290,000 shares owned by Quartern Holdings, Ltd. Mr. Costa is an officer, director and principal shareholder of Quartern Holdings, Ltd., and through such position is an indirect beneficial owner of the designated shares of the Company.

(4) Includes 156,000 shares owned by Ovation Enterprises, Ltd. Mr. Webster is an officer, director and principal shareholder of Ovation Enterprises, Inc., and through such position is an indirect beneficial owner of the designated shares of the Company.

(5) Includes 156,000 shares owned by Karilla of Waterford, Ltd. Mrs. Goldsmith is an officer, director and principal shareholder of Karilla of Waterford, Ltd., and through such position is an indirect beneficial owner of the designated shares of the Company.

(6) Unless otherwise noted, the Company believes that each person named in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned by him or it.


(7) Assumes no exercise of the Underwriter's Warrants. See "Underwriting."


    Except as described, the officers and directors of the Company have no other direct or indirect beneficial ownership of shares of Common Stock of the Company.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The Company is authorized to issue 10,000,000 shares of Common Stock, par value $.01 per share. As of the date of this Prospectus, 2,500,000 shares of Common Stock are outstanding, held of record by seven persons. The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of the funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock to be issued in this offering, when issued against payment therefor, will be, validly authorized and issued, fully paid and nonassessable.

PREFERRED STOCK


    The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of "blank check" preferred stock, par value $.01 per share (the "Preferred Stock"), with such designations, powers, preferences, rights, qualifications, limitations and restrictions and in such series as the Board of Directors, subject to the laws of the State of Delaware, may determine from time to time. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. No shares of Preferred Stock are currently outstanding. The Company currently has no plan, arrangement, understandings or commitments to issue Preferred Stock in the future. Although the Company does not currently intend to issue any additional shares of Preferred Stock, there can be no assurance that the Company will not do so in the future.


DELAWARE ANTI-TAKEOVER LAW


    Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.



    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Antitakeover Law") regulating corporate takeovers. The Antitakeover Law prevents certain Delaware corporations, including those whose securities are authorized for quotation on The NASDAQ Stock Market (which includes the NASDAQ SmallCap Market), from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale or more than 10% of the corporation's assets) with any "interest stockholder" (a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's Board of Directors) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the Antitakeover Law with an express provision in its original certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the application of the Antitakeover Law.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT


    The transfer and registrar agent for the Common Stock and the Warrant Agent for the Underwriter's Warrants is American Stock Transfer & Trust Company.


                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of this offering, the Company will have 4,375,000 shares of Common Stock outstanding if the Maximum Offering is sold. Of these shares, the 1,875,000 Shares sold by the Company in this offering (750,000 Shares if the Minimum Offering is sold) will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as defined in the Securities Act and the rules and regulations thereunder) which will be subject to the limitations of Rule 144 promulgated under the Securities Act. All of the remaining 2,500,000 shares are deemed to be "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act, as such shares were issued in private transactions not involving a public offering. None of such shares are eligible for sale under Rule 144 until April 1997.

    In general, under Rule 144 as recently amended, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has beneficially owned the restricted shares of Common Stock to be sold for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on an exchange or NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned the shares of Common Stock to be sold for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

    Prior to this offering, there has been no market for the Common Stock, and no prediction can be made as to the effect, if any, that market sales of restricted shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market would likely adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING


    The Company has entered into an underwriting agreement (the "Underwriting Agreement") with Grady and Hatch & Company, Inc., to act as the Underwriter of this offering and with FAI Insurances Limited and McDermid St. Lawrence Securities, Inc., the International Advisors. Pursuant to the Underwriting Agreement, the Underwriter will serve as the exclusive agent for the Company to sell on a "best efforts," 750,000 Shares all or none basis, a minimum of 750,000 Shares and a maximum of 1,875,000 Shares. The Shares will be offered to the public through the Underwriter and participating selected dealers at the public offering price of $8.00 per Share. It has agreed to use its best efforts to find purchasers for the Shares within the Offering Period. The offering price and the maximum underwriting discounts and commissions payable to the International Advisors shall be no greater than that paid to the U.S. Underwriter.


    All proceeds from subscriptions for the first 750,000 Shares will be deposited promptly into a non-interest bearing account (the "Escrow Account") with Chase Manhattan Bank, N.A., as Escrow Agent, pursuant to an escrow agreement among the Company, the Underwriter and Escrow Agent. Funds will be transmitted to the Escrow Agent for deposit in the Escrow Account no later than noon of the business day following receipt. All checks must be made payable to "Chase Manhattan Bank, N.A., as Escrow Agent for Voicenet, Inc." In the event that 750,000 Units are not sold within the Offering Period and funds are not cleared within ten business days thereafter, during which time no subscriptions will be accepted, or the Company and the Underwriter agree to terminate the offering prior to the end of the Offering Period before the minimum number of Shares have been sold, funds will be refunded promptly to subscribers in full without deduction therefrom or interest thereon. During the Offering Period, no subscriber will be entitled to a refund of any subscription. No funds will be released from the Escrow Account until the minimum number of Shares offered hereby are sold and paid for or the offering is terminated because of failure to sell the minimum number of Shares within the Offering Period. If 750,000 Shares are sold and paid for prior to the end of the Offering Period, the additional 1,125,000 Shares will be offered for sale on a "best efforts" basis until the earlier of the sale of all such securities and the termination of the offering by agreement between the Company and the Underwriter. In no event will the offering extend beyond the Offering Period.

    The Company and/or its principal stockholders and their associates anticipate providing the Underwriter with the names of persons whom they believe may be interested or who may have contacted the Company with interest in purchasing the Shares. The Underwriter may sell the Shares to such persons if they reside in a state in which the Shares may be sold and in which the Underwriter is permitted to sell the Shares. The Underwriter is not obligated to sell Shares to any such persons.

    The Underwriter has advised the Company that it proposes to offer the Shares to the public at an offering price of $8.00 per Share and that it may allow certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD"), a concession as it may determine but such concession shall not exceed 10% of the Share Offering Price. The Underwriter will not use its discretionary powers to sell any Shares to accounts over which it has discretion.

    In order to facilitate the closing of at least the Minimum Offering, up to 10% of the number of shares which must be purchased to complete the Minimum Offering (75,000 Shares) may be purchased by officers, directors, principal shareholders or affiliates of the Company.

    The Company has agreed to pay to the Underwriter a non-accountable expense allowance of 2 1/2% of the total gross proceeds of the offering, and the Underwriter's Warrants entitling them to purchase an amount of shares of Common Stock equal to 10% of the number of Shares sold through their efforts up to a maximum of 187,500 Shares of Common Stock for a period of four years at an exercise price of $8.80 which will commence one year from the date of this Prospectus. In addition to the Underwriter's commissions and expense allowance, the Company is required to pay the costs of qualifying the Shares under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this offering.

    The Underwriter's Warrant will not be transferable prior to its exercise date except to officers of the Underwriter, and members of the selling group and officers and partners thereof. It will contain anti-dilution provisions providing for appropriate adjustment in the event of any recapitalization, reclassification, stock dividend, stock split or similar transaction. It will not entitle the holder to any rights as a shareholder of the Company until it is exercised and Shares are purchased thereunder.

    The Underwriter's Warrant and the underlying securities issuable upon the exercise thereof may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has included the Underwriter's Warrant and the underlying securities in the Registration Statement in order to permit the public sale of these securities which, in any event, may not be sold prior to one year after the date hereof. It is anticipated that these securities, when available for sale, may be sold by the Underwriter at prevailing market prices. The Company has also agreed that in the event it files another registration statement, or an offering statement under Regulation A, with the Commission, the Underwriter and/or the holders of the Underwriter's Warrant and/or the underlying securities shall have the right during the life of the Underwriter's Warrant to include in such registration statement or offering statement the Underwriter's Warrant and/or securities issuable upon its exercise at no expense to the Underwriter. Additionally, the Company has agreed that, upon written request by the Underwriter or its specifically duly authorized designee and holders of a 50% interest in the Underwriter's Warrant, on one occasion, to register the Underwriter's Warrant and/or any underlying securities, at the Company's expense.

    For the exercise period during which the Underwriter's Warrant is exercisable, the holder or holders will have the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interests of the other shareholders of the Company. The holder or holders of the Underwriter's Warrant can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Underwriter's Warrant. Such facts may adversely effect the terms on which the Company can obtain additional financing. To the extent that the Underwriter realizes any gain from the resale of the Underwriter's Warrant or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Securities Act.

    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.


    The International Advisors have agreed under the Underwriting Agreement that in connection with the underwriting they shall not make offers or sales of the Shares to "United States Persons" as defined in the regulations promulgated under the Securities Act of 1933, as amended.


    The foregoing is a brief summary of certain provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the Underwriting Agreement is on file with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

                                 LEGAL MATTERS


    The legality of the securities being registered by the Registration Statement of which this Prospectus is a part is being passed upon by Epstein Becker & Green, P.C., 250 Park Avenue, New York, New York. Haythe & Curley, 237 Park Avenue, New York, New York has acted as counsel for the Underwriter in connection with this offering. Mr. David Fleming, a member of Epstein Becker & Green, P.C., owns beneficially 25,000 shares of Common Stock of the Company.


                                    EXPERTS

    The financial statements included in this Prospectus have been audited by Marcum & Kliegman LLP, independent certified public accountants, to the extent and for the period set forth in their report appearing elsewhere herein, and is included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. A copy of the Registration Statement may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. In addition, the Commission maintains a Web site (http:// www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Registration Statement of which this Prospectus forms a part has been filed electronically through EDGAR and may be retrieved through the Commission's Web site on the Internet. Descriptions contained in this Prospectus as to the contents of any agreement or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such agreement or document.

    Upon consummation of this offering, the Company will become subject to the reporting requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Voicenet, Inc.
New York, New York


    We have audited the accompanying balance sheet of Voicenet, Inc., (a development stage company), as of December 31, 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the period April 2, 1996 (date of inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion, on these financial statements based on our audit.



    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Voicenet, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the period April 2, 1996 (inception) through December 31, 1996, in conformity with generally accepted accounting principles.


    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 1 to the financial statements, the Company is in the development stage and there is substantial doubt that, without additional financing, it will be able to carry out its business plan and continue as a going concern. Management's plans in regard to this matter also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Marcum & Kliegman LLP

January 22, 1997, except
for Note 6, as to which the date
is March 7, 1997

                                 VOICENET, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1996

                                          ASSETS
Current assets:
  Cash and cash equivalents.....................................................  $   8,970
                                                                                  ---------
      Total current assets......................................................      8,970
Deferred offering costs.........................................................    112,654
Organization costs, net.........................................................      1,700
Intangible Asset (Note 3).......................................................  4,500,000
                                                                                  ---------
                                                                                  $4,623,324
                                                                                  ---------
                                                                                  ---------

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................................  $  74,029
  Due to parent company (Note 4)................................................     25,000
  Note Payable, parent company (Note 3).........................................  4,500,000
      Total current liabilities.................................................  4,599,029
Stockholders' equity: (Notes 1,2 and 6)
  Preferred stock, $.01 par value, 1,000,000 shares authorized, no shares
    outstanding.................................................................        -0-
  Common stock, $.01 par value, 10,000,000 shares authorized, 2,500,000 shares
    issued and outstanding......................................................     25,000
  Additional paid-in-capital....................................................         20
  Deficit accumulated during the development stage..............................       (725)
                                                                                  ---------
      Total Stockholders' Equity                                                     24,295
                                                                                  ---------
      Total liabilities and stockholders' equity................................  $4,623,324
                                                                                  ---------
                                                                                  ---------

   The accompanying notes are an integral part of these financial statements.

                                 VOICENET, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF OPERATIONS
                          FOR THE PERIOD APRIL 2, 1996
                 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1996

Interest Income.................................................................  $     106
                                                                                  ---------
Amortization....................................................................        300
New York State and City Franchise Tax...........................................        528
Bank Charges....................................................................          3
                                                                                  ---------
Total Expenses..................................................................        831
Loss from operations............................................................       (725)
                                                                                  ---------
Net loss........................................................................  $    (725)
                                                                                  ---------
                                                                                  ---------
Loss per share..................................................................  $     .00
                                                                                  ---------
                                                                                  ---------
Weighted average number of shares of Common Stock outstanding during the period.........................................................................  2,500,000
                                                                                  ---------
                                                                                  ---------

   The accompanying notes are an integral part of these financial statements.

                                 VOICENET, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                          FOR THE PERIOD APRIL 2, 1996
                 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1996

                                                                                               DEFICIT
                                                                                             ACCUMULATED
                                                           COMMON STOCK        ADDITIONAL    DURING THE
                                                      -----------------------    PAID-IN     DEVELOPMENT
                                                         SHARES      AMOUNT      CAPITAL        STAGE        TOTAL
                                                      ------------  ---------  -----------  -------------  ---------
Initial issuance of shares (Note 2).................         1,000  $       1   $  25,019                  $  25,020

Stock Split (Note 2)................................     2,499,000     24,999     (24,999)                       -0-

Net loss for the period ended December 31, 1996.....                                          $    (725)        (725)
                                                      ------------  ---------  -----------        -----    ---------
                                                         2,500,000  $  25,000   $      20     $    (725)   $  24,295
                                                      ------------  ---------  -----------        -----    ---------
                                                      ------------  ---------  -----------        -----    ---------

   The accompanying notes are an integral part of these financial statements.

                                 VOICENET, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS
                          FOR THE PERIOD APRIL 2, 1996
                 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1996


Cash flows from operating activities:
Net loss..........................................................................  $    (725)
                                                                                    ---------
Adjustments to reconcile net loss to net cash provided by operating activities:
  Increase in accounts payable....................................................     74,029
  Amortization expense............................................................        300
                                                                                    ---------
      Total adjustments...........................................................     74,329
Net cash provided by operating activities.........................................     73,604
                                                                                    ---------
Cash flows used in investing activities:
  Payments for organization costs.................................................     (2,000)
                                                                                    ---------
Net cash used for investing activities............................................     (2,000)
                                                                                    ---------
Cash flows from financing activities:
  Proceeds from issuance of stock.................................................     25,000
  Additional paid-in-capital......................................................         20
  Advances from parent company....................................................     25,000
  Payments for deferred offering costs............................................   (112,654)
                                                                                    ---------
Net cash used in financing activities.............................................    (62,634)
                                                                                    ---------
Net increase in cash and cash equivalents.........................................      8,970
Cash and cash equivalents, beginning of period....................................     -0-
                                                                                    ---------
Cash and cash equivalents, end of period..........................................  $   8,970
                                                                                    ---------
                                                                                    ---------


Supplemental Disclosure of Noncash Financing Activities:

    During the period April 2, 1996 (inception) through December 31, 1996, the Company purchased technology from its parent company and incurred a note payable of $4,500,000.

   The accompanying notes are an integral part of these financial statements.

                                 VOICENET, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    Voicenet, Inc. (the "Company"), a Delaware corporation, was incorporated on April 2, 1996. The Company was established for the marketing and distribution of continuous speech and voice recognition systems and of digital audio reporting, transcription, archiving and retrieval systems in North America, Central America and South America. The Company has not commenced operations and is considered a development stage company in accordance with Statement of Financial Accounting Standards No. 7. The Company is majority-owned (63%) by Southern Group Limited ("Southern"), an Australian company.

GOING CONCERN UNCERTAINTY

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage and there is substantial doubt that, without additional financing, it will be able to continue as a going concern. The continuation of the Company as a going concern is dependent on its ability to obtain additional financing as contemplated by the Company's initial public offering (see Note 6). The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NET LOSS PER SHARE

    Net loss per share is computed based on the weighted average number of shares of common stock outstanding during the period April 2, 1996 (inception) through December 31, 1996. Pursuant to the Securities and Exchange Commission's Staff Accounting Bulletins, common stock issued at prices below the anticipated public offering price during the 12-month period to offering have been included in the calculation as if they were outstanding for the entire period presented.

DEFERRED OFFERING COSTS

    Costs incurred in connection with the proposed offering of securities have been deferred and will be offset against the proceeds of the offering, or expensed if the offering is not effected.

ORGANIZATION COSTS

    Organization costs have been capitalized and are being amortized over five years using the straight-line method.

INTANGIBLE ASSET

    The intangible asset related to the purchase of technology (see Note 3) will be amortized using the straight-line method of twenty-five (25) years commencing when the Company begins generating revenue.

STATEMENT OF CASH FLOWS

    For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

                                 VOICENET, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due.

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - STOCKHOLDERS' EQUITY

    At inception, the Company authorized 3,000 shares of $.001 par value common stock and issued 1,000 of these shares for $25,000.

    On September 15, 1996 the Company increased its number of authorized Common Shares to 10,000,000 and changed its par value of these shares to $.01 per share. In addition, the Company authorized 1,000,000 shares of Preferred Stock, par value $.01 per share.

    On September 15, 1996 the board of directors of the Company declared a 2,500-for-1 stock split. The financial statements have been adjusted to reflect this transaction.

    On September 15, 1996, the Company adopted a non-qualified stock option plan (the "Plan"). An aggregate of 500,000 shares of Common Stock are authorized for issuance under the Plan. The Plan provides that all regular employees of the Company except for directors who are members of the administrative committee are eligible to participate in the Plan. No options may be granted subsequent to September 15, 2006. There are no options issued and outstanding at December 31, 1996.

NOTE 3 - PURCHASE OF TECHNOLOGY

    On August 1, 1996 the Company entered into a Technology Sales and Purchase Agreement (the "Technology Agreement") with Southern to acquire certain exclusive rights and ownership with respect to the development, use, marketing, sales and distribution of a continuous computer based digital voice compression, recognition and recording technology. The term of the agreement is for the longer of twenty-five (25) years or the life of any patents and extensions granted under the patent applications. The rights acquired are for territories including North America, Central America and South America. These rights were purchased for $4,500,000 in the form of a noninterest-bearing promissory note, further described below.

    On August 31, 1996, as amended effective November 1, 1996 and December 31, 1996, the Company executed a $4,500,000 promissory note payable to Southern in conjunction with the above agreement. The note is noninterest-bearing and payable as follows: (a) $2.5 million upon the earlier of October 31, 1997 or the successful closing of the Company's public securities offering, (b) $1 million upon the earlier of October 31, 1997 or the first signed installation contract for a COURTSMART-TM- system in the United

                                 VOICENET, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 - PURCHASE OF TECHNOLOGY (CONTINUED)
States of at least $30,000, and (c) $1 million on October 31, 1997. The Company has granted to Southern, as collateral, a security interest in all assets of the Company.

NOTE 4 - DUE TO PARENT COMPANY

    The Company was advanced $25,000 by Southern in 1996 for start-up purposes. Such amount is noninterest-bearing and has no definitive repayment terms.

NOTE 5 - INCOME TAXES

    The Company has no taxable income to date; therefore, no provision for federal income taxes has been made. The minimum state and local franchise taxes have been provided for the accompanying financial statements.

NOTE 6 - SUBSEQUENT EVENT

    On March 7, 1997, the Company entered into an underwriting agreement (the "Agreement") in which the underwriter agreed, on a "best efforts" basis, to sell and obtain purchasers for a minimum of 750,000 shares and a maximum of 1,875,000 shares of common stock in conjunction with the Company's Initial Public Offering (the "Offering"). The shares will be offered to the public through the underwriter and participating selected dealers at the public offering price of $8.00 per share.

    Since the Offering is being conducted on a "best efforts" basis, there is no assurance that the Offering can be successfully completed. Unless a minimum of $6,000,000 in gross proceeds of common stock is sold within 90 days of the effective date of the Offering, all funds received will be promptly refunded without deductions for commissions and expenses.


    The Company has agreed to indemnify the underwriter against certain liabilities in conjunction with the Offering. The underwriter shall be paid a nonaccountable expense allowance of 2 1/2% of the total gross proceeds, subject to conditions set forth in the Agreement. In addition, the underwriter has been granted warrants to purchase an amount of common stock to equal 10% of the number of shares sold, up to a maximum of 187,500 shares. These warrants are exercisable at $8.80 per share for a period of four years, commencing one year after the effective date of the Offering.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF ANY OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR ANY SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER, SOLICITATION OR SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.


                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           2
The Company....................................           2
Risk Factors...................................           6
Use of Proceeds................................          14
Dividend Policy................................          14
Capitalization.................................          15
Dilution.......................................          16
Selected Financial Data........................          17
Business.......................................          18
Management.....................................          28
Certain Transactions...........................          32
Principal Shareholders.........................          33
Description of Securities......................          35
Shares Eligible for Future Sale................          36
Underwriting...................................          36
Legal Matters..................................          38
Experts........................................          38
Additional Information.........................          38
Financial Statements...........................         F-1


                            ------------------------

    UNTIL 25 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                 VOICENET, INC.

                         A MINIMUM OF 750,000 SHARES OF
                          COMMON STOCK UP TO A MAXIMUM
                             OF 1,875,000 SHARES OF
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                        GRADY AND HATCH & COMPANY, INC.


                            INTERNATIONAL ADVISORS:
                             FAI INSURANCES LIMITED
                             MCDERMID ST. LAWRENCE
                                SECURITIES, INC.



                                 APRIL 18, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Voicenet, Inc. (the "Company") is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Article Tenth of the Certificate of Incorporation and Article III of the Bylaws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. Reference is made to the Certificate of Incorporation of the Company, filed as Exhibit 3.1 hereto.

    Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of the Company's Certificate of Incorporation contains such a provision.

    The Underwriting Agreement filed herewith as Exhibit 1.1 contains provisions by which each Underwriter severally agrees to indemnify the Company, any person controlling the Company within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, each director of the Company, and each officer of the Company who signs this Registration Statement with respect to information relating to such Underwriter furnished in writing by or on behalf of such Underwriter expressly for use in the Registration Statement.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

Filing Fee--Securities and Exchange Commission.................  $ 7,315.00
Filing Fee--National Association of Securities Dealers, Inc....    2,500.00
Fees and Expenses of Accountants...............................   25,000.00
Fees and Expenses of Counsel...................................  250,000.00
Printing and Engraving Expenses................................  100,000.00
Blue Sky Fees and Expenses.....................................   30,000.00
Transfer and Warrant Agent fees................................    3,500.00
Miscellaneous Expenses.........................................   15,000.00
                                                                 ----------
    Total......................................................  $433,315.00
                                                                 ----------
                                                                 ----------

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    In April 1996, the Company sold to seven separate purchasers 1,000 shares of Common Stock (which became 2,500,000 shares on account of the 2,500-for-1 split effected on September 17, 1996) for $2,500, which was paid in full at the time, in a private placement transaction in which no commissions were paid. Each of the purchasers represented to the Company that they were "Accredited Investors" as that term is defined under Regulation D promulgated by the Commission under the Securities Act. The persons who acquired the private placement shares are Southern Group Limited, William Potter, Quartern Holdings, Ltd., David Fleming, Ovation Enterprises, Ltd., and Karilla of Waterford, Ltd. To the Company's knowledge, none of these investors, nor any of their affiliates, was, at the time of their investment in the Company, or currently is, affiliated or associated with any of the Underwriting Syndicate, or any other broker-dealer. The Company issued all such securities in reliance upon the exemption from the registration requirements of the Securities Act contained in Section 4(2) thereof.

ITEM 27.  EXHIBITS.


       **        1.1         --  Form of Underwriting Agreement, as amended.
       **        1.2         --  Form of International Advisory Agreement
       **        1.3         --  Form of Selected Dealer Agreement
       **        3.1         --  Certificate of Incorporation.
       **        3.2         --  Amended and Restated Certificate of Incorporation.
       **        3.3         --  Bylaws of the Company.
       **        4.1         --  Form of Common Stock Certificate.
       **        4.2         --  Form of Underwriter's Warrant Agreement, as amended.
       **        4.3         --  Form of Underwriter's Warrant, as amended (included in Exhibit
                                 4.2).
       **        4.6         --  Form of Subscription Agreement.
                 5.1         --  Opinion of Epstein, Becker & Green, P.C.
       **        5.2         --  Technology Evaluation of Gorey & Sinclair, Chartered Accountants.
       **       10.1         --  Form of Escrow Agreement for proceeds from sale of Shares.
       **       10.2         --  Technology Transfer Agreement between Southern Group Limited and the Company.
       **       10.3         --  Form of Note and Security Agreement between Southern Group Limited and the Company.
       **       10.4         --  Amendment to Technology Transfer Agreement and Security Agreement.
       **       10.5         --  Employment Agreement between the Company and Frank Carr.
       **       10.6         --  Management Agreement between the Company and James Sim.
       **       10.7         --  Advisory Agreement between the Company and Ridgewood Group
                                 International.
       **       10.8         --  Second Amendment to Technology Transfer Agreement and Security
                                 Agreement.
                23.1         --  Consent of Marcum & Kliegman LLP (Included at page II-8).
                23.2         --  Consent of Epstein, Becker & Green, P.C. (Included in Exhibit 5).
       **       23.3         --  Consent of Gorey & Sinclair, Chartered Accountants.
       **         24         --  Power of Attorney (Included at page II-7).
       **         27         --  Financial Data Schedule.


------------------------

**  Previously filed.

 *  To be filed by Amendment.

ITEM 28.  UNDERTAKINGS.

    The undersigned small business issuer hereby undertakes:

        (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) For determining liability under the Securities Act, treat each post-effective amendment as new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (d) The undersigned small business issuer hereby undertakes to provide to the underwriters at the closing specified in the placement agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (f) The undersigned registrant hereby undertakes that:

           (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment to Form SB-2 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16th day of April 1997.



                                VOICENET, INC.

                                By:                /s/ FRANK CARR
                                     -----------------------------------------
                                                     Frank Carr
                                        PRESIDENT, CHIEF EXECUTIVE OFFICER &
                                              CHIEF FINANCIAL OFFICER




          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *                 Chairman of the Board
------------------------------                                April 16, 1997
          James Sim

        /s/ FRANK CARR          President, Treasurer,
------------------------------    Director
          Frank Carr              Principal Executive         April 16, 1997
                                  Officer and Principal
                                  Accounting Officer

              *                 Secretary & Director
------------------------------                                April 16, 1997
      William J. Potter

              *                 Director
------------------------------                                April 16, 1997
         John Gilbert

       */s/ FRANK CARR
------------------------------
          Frank Carr
       Attorney in Fact

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Voicenet, Inc.

New York, New York

    We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated January 22, 1997 except for Note 6, as to which the date is March 7, 1997, relating to the financial statements of Voicenet, Inc., which are contained in that Prospectus.

    We also consent to the reference to us under the caption "Experts" in the Prospectus.

Woodbury, New York
MARCUM & KLIEGMAN LLP


April 16, 1997

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                              EXHIBITS                                                PAGES
-----------  -------------------------------------------------------------------------------------------  -------------

      **1.1  -- Form of Underwriting Agreement, as amended..............................................

      **1.2  -- Form of International Advisory Agreement................................................

      **1.3  -- Form of Selected Dealer Agreement.......................................................

      **3.1  -- Certificate of Incorporation............................................................

      **3.2  -- Amended and Restated Certificate of Incorporation.......................................

      **3.3  -- Bylaws of the Company...................................................................

      **4.1  -- Form of Common Stock Certificate........................................................

      **4.2  -- Form of Underwriter's Warrant Agreement, as amended.....................................

      **4.3  -- Form of Underwriter's Warrant, as amended (included in Exhibit 4.2).....................

      **4.6  -- Form of Subscription Agreement..........................................................

        5.1  -- Opinion of Epstein, Becker & Green, P.C. ...............................................

      **5.2  -- Technology Evaluation of Gorey & Sinclair, Chartered Accountants........................

     **10.1  -- Form of Escrow Agreement for proceeds from sale of Shares...............................

     **10.2  -- Technology Transfer Agreement between Southern Group Limited and the Company............

     **10.3  -- Form of Note and Security Agreement between Southern Group Limited and the Company......

     **10.4  -- Amendment to Technology Transfer Agreement and Security Agreement.......................

     **10.5  -- Employment Agreement between the Company and Frak Carr..................................

     **10.6  -- Management Agreement between the Company and James Sim..................................

     **10.7  -- Advisory Agreement between the Company and Ridgewood Group International................

     **10.8  -- Second Amendment to Technology Transfer Agreement and Security Agreement................

       23.1  -- Consent of Marcum & Kliegman LLP (Included at page II-8)................................

       23.2  -- Consent of Epstein, Becker & Green, P.C. (Included in Exhibit 5)........................

     **23.3  -- Consent of Gorey & Sinclair, Chartered Accountants......................................

      **24   -- Power of Attorney (Included at page II-7)...............................................

      **27   -- Financial Data Schedule.................................................................


------------------------

**  Previously filed.

*   To be filed by Amendment.